UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2018

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on May 15, 2018 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect two Class I directors, each for a term of three years;

2.	To approve the Third Amended and Restated 2010 Stock Incentive Plan to reserve up to an additional 11,950,000 shares of common stock for issuance under the plan and to provide for certain other amendments;

3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 225,000,000 to 337,500,000;

4.	To approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors;

5.	To approve an advisory vote on executive compensation;

6.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

7.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on March 19, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is very important to us. Whether or not you plan to attend the annual meeting in person, your shares should be represented and voted.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials to many of our stockholders via the Internet, in accordance with rules adopted by the Securities and Exchange Commission. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 3, 2018 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 3, 2018.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2018 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

James E. Dentzer Chief Operating Officer and
Chief Financial Officer

Lexington, Massachusetts

April 3, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

4 Maguire Road

Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2018

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on May 15, 2018 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 15, 2018:

The proxy statement is available at www.proxyvote.com.

We will, upon written or oral request of any stockholder, furnish copies of our 2017 annual report to stockholders, except for exhibits, without charge. Please address all such requests to us at 4 Maguire Road, Lexington, Massachusetts 02421, Attention: Secretary, or telephone: (617) 503-6500.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2017 annual report and the proxy card for the 2018 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials to these stockholders on or about April 3, 2018. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the print materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on May 14, 2018. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect two Class I directors, each for a term of three years;

2.	To approve the Third Amended and Restated 2010 Stock Incentive Plan to reserve up to an additional 11,950,000 shares of common stock for issuance under the plan and to provide for certain other amendments;

3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 225,000,000 to 337,500,000;

4.	To approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors;

5.	To approve an advisory vote on executive compensation;

6.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

7.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Who can vote at the annual meeting?

To be entitled to vote on the above matters, you must have been a stockholder of record at the close of business on March 19, 2018, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 165,628,371 shares of our common stock, which is the number of shares that were outstanding on the record date.

How many votes do I have?

Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following ways:

1.	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the Notice or the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or by following the “Vote by Phone” instructions on the enclosed proxy card.

3.	You may vote by mail. If you received a printed copy of the proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope to vote. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

4.	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot which will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then you may vote:

1.	Over the Internet or by Telephone. You will receive instructions from your bank, brokerage firm or other nominee if they permit Internet or telephone voting. You should follow those instructions.

2.	By Mail. You will receive instructions from your bank, brokerage firm or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

3.	In Person at the Meeting. You must bring an account statement or letter from your bank, brokerage firm or other nominee showing that you are the beneficial owner of the shares as of the record date in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the annual meeting.

If your shares are held in “street name,” your bank, brokerage firm or other nominee may under certain circumstances vote your shares if you do not return your voting instructions. Banks, brokerage firms or other nominees can vote customers’ unvoted shares on routine matters, but your bank, brokerage firm or other nominee will not be allowed to vote your shares with respect to certain non-routine items. If you do not return voting instructions to your bank, brokerage firm or other nominee to vote your shares, your bank, brokerage firm or other nominee may, on routine matters, either vote your shares or leave your shares unvoted.

Your bank, brokerage firm or other nominee cannot vote your shares on any matter that is not considered routine. Proposal 1, the election of directors, Proposal 2, the approval of the Third Amended and Restated 2010 Stock Incentive Plan and Proposal 5, a non-binding advisory vote on executive compensation, are not considered routine matters. If you do not instruct your bank, brokerage firm or other nominee how to vote with respect to these matters, your bank, brokerage firm or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 3, the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, Proposal 4, the approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split, and Proposal 7, the ratification of the appointment of our independent registered public accounting firm, are considered routine matters, and your bank, brokerage firm or other nominee will be able to vote on these matters even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your bank, brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your bank, brokerage firm or other nominee about how to submit your voting instructions to them.

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding and entitled to vote at the meeting, that is, at least 82,814,186 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal 1 – Election of Directors. The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote on the matter is required for the election of directors. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee.

Proposal 2 – Approval of Third Amended and Restated 2010 Stock Incentive Plan. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of the Third Amended and Restated 2010 Stock Incentive Plan to reserve up to an additional 11,950,000 shares of common stock for issuance under the plan and to provide for certain other amendments. Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 2. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 2.

Proposal 3 –Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares our common stock from 225,000,000 to 337,500,000. To approve Proposal 3, stockholders holding a majority of the outstanding shares of our common stock entitled to vote must vote FOR the proposal. Proposal 3 is considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your unvoted shares on Proposal 3. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal. Because this Proposal 3 requires an affirmative vote of the outstanding shares, votes to ABSTAIN will effectively be counted as votes AGAINST the proposal.

Proposal 4 – Approval of an a amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors. To approve Proposal 4, stockholders holding a majority of the outstanding shares of our common stock entitled to vote must vote FOR the proposal. Proposal 4 is considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 4. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal. Because this Proposal 4 requires an affirmative vote of the outstanding shares, votes to ABSTAIN will effectively be counted as votes AGAINST the proposal.

Proposal 5 – Approval of an Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of an advisory vote on executive compensation. Proposal 5 is not considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 5. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 5 will not be counted as votes FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 5, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 5.

Proposal 6 – Ratification of Independent Auditors. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of the ratification of the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2018. To approve Proposal 6, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 6 is considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your unvoted shares on Proposal 6. If you ABSTAIN from voting on Proposal 6, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 6.

Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of two Class I directors, each for a term of three years;

FOR the approval of the Third Amended and Restated 2010 Stock Incentive Plan to reserve up to an additional 11,950,000 shares of common stock for issuance under the plan and to provide for certain other amendments;

FOR the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 225,000,000 to 337,500,000;

FOR the approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors;

FOR the approval of an advisory vote on the compensation of our named executive officers; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2019 Annual Meeting” on page 74 of this proxy statement.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K filed with the SEC within four business days following the date of the annual meeting.

Who bears the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse banks, brokerage firms or other nominees holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

How can I obtain a copy of Curis’ Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.curis.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Curis, Inc.

4 Maguire Road

Lexington, MA 02421

Attention: Secretary

(617) 503-6500

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our secretary at the address or telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 31, 2018, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our common stock,

•	each director named in this proxy statement,

•

each of our principal executive officer, our principal financial officer, one other most highly compensated executive officer other than our principal executive officer and our principal financial officer, all of whom were serving as executive officers on December 31, 2017, and one other officer who would have been included among our most highly compensated executive officers if she were serving as such on December 31, 2017, whom we refer to collectively as our “named executive officers,” and

•	all directors and executive officers as a group.

As of January 31, 2018, we had 165,628,371 shares of common stock outstanding. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. For each person named in the table below, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying options to purchase common stock that may be exercised within 60 days after January 31, 2018. Such options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, we believe that each stockholder in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Curis, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (2)
5% Stockholders:
Aurigene Discovery Technologies Limited (3)	27,328,464		—		27,328,464	16.50%
First Eagle Investment Management, LLC (4)	24,904,977		—		24,904,977	15.04%
BlackRock, Inc. (5)	9,719,497		—		9,719,497	5.87%

Directors and Named Executive Officers:
Martyn D. Greenacre	222,945		370,000		592,945	*
Kenneth I. Kaitin, Ph.D.	214,607		370,000		584,607	*
Lori A. Kunkel, M.D.	185,000		221,562		406,562	*
Robert E. Martell, M.D., Ph.D.	185,000		320,000		505,000	*
Marc Rubin, M.D.	236,596		345,000		581,596	*
Ali Fattaey, Ph.D.	322,140		2,249,997		2,572,137	1.55%
James E. Dentzer	212,011		1,053,125		1,265,136	*
David Tuck, M.D.	169,424		504,374		673,798	*
Mani Mohindru, Ph.D. (6)	—		—		—	*

All current directors and executive officers as a group (8 persons)	1,747,723		5,434,058		7,181,781	4.34%

*	Less than 1% of the outstanding common stock.
(1)	None of our directors or named executive officers has pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on January 31, 2018 is calculated by dividing (1) the stockholder’s total beneficial ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of (i) 165,628,371 shares of our common stock that were outstanding on January 31, 2018 and (ii) shares of common stock subject to options held by such person that will be exercisable within 60 days of January 31, 2018.
(3)	This information is based on a Schedule 13G filed with the SEC on September 13, 2016 by Aurigene Discovery Technologies Limited. The principal business address of Aurigene Discovery Technologies Limited is 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore - 560100 Karnataka India. Aurigene Discovery Technologies Limited has sole voting power and sole dispositive power with respect to all such shares. Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Holdings Limited, parent companies of Aurigene Discovery Technologies Limited each are also beneficial holders of those all such shares and each also has sole voting power and sole dispositive power with respect to all 27,328,464 shares.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 7, 2018 by First Eagle Investment Management, LLC (“FEIM”). The principal business address of FEIM is 1345 Avenue of the Americas, New York, New York 10105. FEIM has sole voting power with respect to 24,579,977 shares, shared voting power with respect to zero shares, and sole dispositive power with respect to all 24,904,977 shares. 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 12,399,102 of these shares, and First Eagle Value Biotech Master Fund Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 8,798,070 of these shares.
(5)

This information is based on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 9,559,706 shares, shared voting power with respect to zero shares, and sole dispositive power with respect to all 9,719,497 shares.

(6)	Dr. Mohindru served as our Senior Vice President, Chief Strategy Officer until August 2017. This information is based on a Form 4 filed with the SEC on February 16, 2017.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of no Class I directors, three Class II directors, Lori A. Kunkel, M.D., Robert E. Martell, M.D., Ph.D. and Marc Rubin, M.D., and three Class III directors, Ali Fattaey, Ph.D., Martyn D. Greenacre and Kenneth I. Kaitin, Ph.D. In order to rebalance the size of the Board classes, the Board has nominated Lori A. Kunkel, M.D. and Ali Fattaey, Ph.D. for reelection as Class I directors at the 2018 annual meeting of stockholders. In connection with their nominations as Class I directors, Dr. Kunkel and Dr. Fattaey will tender a conditional resignation as a Class II and Class III director, respectively, each of which will become effective only if she or he is elected at the 2018 annual meeting of stockholders. If Dr. Kunkel is not elected as a Class I director at the 2018 annual meeting of stockholders, she will continue to serve as a Class II director until the annual meeting of stockholders to be held in 2019. If Dr. Fattaey is not elected as a Class I director at the 2018 annual meeting of stockholders, he will continue to serve as a Class III director until the annual meeting of stockholders to be held in 2020. In accordance with our bylaws, our directors may fill existing vacancies on the board of directors. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2021, 2019 and 2020 respectively, and until their respective successors are elected and qualified. At the 2018 annual meeting, Class I directors stand for reelection.

Our board of directors has nominated Ali Fattaey, Ph.D. and Lori A. Kunkel, M.D. as nominees for reelection as Class I directors, each to serve for a three-year term, until the 2021 annual meeting of stockholders or until his or her respective successor is elected and qualified. Each of the nominees is currently a director. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

Below are the names, ages and certain other information for each member of the board, including the nominees for election as Class I directors. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth our directors and their respective ages and positions:

Name	Age	Position
Ali Fattaey, Ph.D.	53	President and Chief Executive Officer, Director
Martyn D. Greenacre (2)(3)	76	Chairman of the Board
Kenneth I. Kaitin, Ph.D. (1)(2)(3)	65	Director
Lori A. Kunkel, M.D. (4)	60	Director
Robert E. Martell, M.D., Ph.D. (1)(4)	55	Director
Marc Rubin, M.D. (1)(2)(3)(4)	63	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.
(4)	Member of the clinical program committee.

Ali Fattaey, Ph.D. has served on our board and as our President and Chief Executive Officer since June 2014. From February 2013 to June 2014, Dr. Fattaey served as our President and Chief Operating Officer. Dr. Fattaey served as the President and Chief Executive Officer of ACT Biotech, Inc., a biotechnology company from January 2011 until February 2013 and as Chief Operating and Scientific Officer at ACT Biotech from February 2008 until December 2010. From June 2006 until January 2008, Dr. Fattaey served as the Director, Science and Technology at the Melanoma Therapeutics Foundation, a non-profit organization. From January 2005 until June 2006, Dr. Fattaey was a strategic consultant. From November 2001 until April 2004, Dr. Fattaey served as the Chief Scientific Officer of Sagres Discovery, Inc., a biotechnology company, and as the Senior Vice President of Discovery Research at Chiron Corporation, a biotechnology company, following Chiron’s acquisition of Sagres Discovery from May 2004 until January 2005. Dr. Fattaey was employed at Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from January 1994 until June 2001, and held the position of Vice President of Discovery Research from August 1998 until June 2001. Previously, Dr. Fattaey also served as a director of EpiTherapeutics ApS. Dr. Fattaey received his Ph.D. in microbiology from Kansas State University in 1989 and was a Research Fellow in Medicine at Harvard Medical School with research conducted at Massachusetts General Hospital Cancer Center. We believe that Dr. Fattaey’s qualifications to serve on our board include his extensive experience in senior leadership roles in life sciences companies, including his past experience as President and Chief Executive Officer of ACT Biotech as well as his experience as a director of EpiTherapeutics ApS.

Martyn D. Greenacre has served on our board since February 2000 and has served as Chairman of our board since May 2017. From June 1993 to July 2000, Mr. Greenacre was a director of Creative BioMolecules, Inc., a predecessor life science company of Curis. Mr. Greenacre served as Chairman of Life Mist L.L.C., a privately held company in the field of fire suppression, from September 2001 to December 2016. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Prior to Zynaxis, Mr. Greenacre served in various senior management positions at SmithKline Beecham Limited, a pharmaceuticals company, from 1973 through 1992. Mr. Greenacre also serves as a director of Formula Pharmaceuticals, Inc. Previously, Mr. Greenacre served as a director of Acusphere, Inc., Cephalon, Inc., Neostem, Inc. (n/k/a Caladrius) and Orchestra Therapeutics, Inc., and as a director and Chairman of BMP Sunstone Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Greenacre’s qualifications to serve on our board include his years of experience as President and Chief Executive Officer of various biotech and pharmaceutical companies as well as his experience as a director of other public companies.

Kenneth I. Kaitin, Ph.D. has served on our board since November 2003. Since July 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. Since August 2014, Dr. Kaitin has held a primary appointment as Professor of Public Health and Community Medicine at the Tufts University School of Medicine, as well as secondary appointments as Professor of Medicine and Professor of Integrative Physiology and Pathobiology at Tufts University School of Medicine. In December 2014, Dr. Kaitin received the appointment of Advisory Professor at Shanghai Medical College of Fudan University. Since September 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel, and since April 2006 he has been a Visiting Executive at the Tuck School of Business at Dartmouth College. At the Tufts University School of Medicine, Dr. Kaitin was a Research Associate Professor of Medicine from October 2003 to May 2008 and a Research Professor from May 2008 to August 2014. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. An internationally recognized expert on the science of drug development, Dr. Kaitin is regularly quoted in the business and trade press on R&D trends in the research-based drug industry and new models of innovation. In 2011, Dr. Kaitin received the Dr. Louis M. Sherwood Award granted by the Academy of Pharmaceutical Physicians and Investigators. Dr. Kaitin is a former Editor-in-Chief of the Drug Information Journal, and from 1997 to 1998 he was President of the Drug Information Association. He is currently Editor-in-Chief of Expert Review of Clinical Pharmacology, and he serves on the editorial boards of a number of peer-review journals. Dr. Kaitin serves as an expert consultant to the U.S. Department of Defense on Bioterror Countermeasure issues. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University. We believe that Dr. Kaitin’s qualifications to serve on our board include his expertise in the economics of drug development and biopharmaceutical innovation and his extensive knowledge on a broad range of drug development and life-sciences industry issues.

Lori A. Kunkel, M.D. has served on our board since November 2016. Since April 2012, Dr. Kunkel has served as the principal owner of LAK505, LLC (f/k/a D2D, LLC) a drug development consulting company that provides strategic, clinical, clinical/regulatory and technical advice to pharmaceutical and biotechnology companies and investment firms from diligence to development. From October 2013 to October 2014, Dr. Kunkel served as the Acting Chief Medical Officer of Loxo Oncology, Inc., a biopharmaceutical company, and from December 2011 to August 2013, she served as the Chief Medical Officer of Pharmacyclics, Inc., a biopharmaceutical company. Dr. Kunkel also served as Chief Medical Officer/consultant at ACT Biotech, Inc., a biotechnology company, and at Syndax Pharmaceuticals, Inc., a biopharmaceutical company, from February 2009 to December 2011. She held the position of Chief Medical Officer, Vice President of Clinical Development at Proteolix, Inc., a biopharmaceutical company, from January 2007 to January 2009, and the position of Vice President, Clinical Development of Xencor, Inc., a biopharmaceutical company, from August 2005 to January 2007. Dr. Kunkel was an independent clinical immunology/oncology consultant from March 2003 to August 2005. From May 2000 to March 2003, Dr. Kunkel served as Vice President, Medical Affairs at Genitope Corporation, a biotechnology company. From September 1998 to May 2000, she served as Lead Clinical Scientist on Rituxan and Clinical Team Leader at Genentech, Inc., a biotechnology company, and as Associate Director, Clinical Development, Oncology at Chiron Corporation, a biotechnology company, from July 1997 to September 1998. From July 1995 to May 1997, Dr. Kunkel held various positions at Baxter Healthcare, Immunotherapy Division. Dr. Kunkel also serves as a director of Loxo Oncology, Inc., Maverick Therapeutics, Inc., a privately held preclinical stage biotechnology company, and Tocagen Inc., a privately held clinical-stage, cancer-selective gene therapy company. Dr. Kunkel received her B.A. in Biology from the University of California San Diego and an M.D. from the University of Southern California. She completed her internal medicine internship and residency at Baylor College of Medicine, Affiliated Hospitals. In addition she completed her hematology fellowship at University of Southern California and her medical oncology fellowship at University of California Los Angeles. We believe that Dr. Kunkel’s qualifications to serve on our board include her expertise in hematology and oncology as well as her extensive and valuable industry experience in pharmaceutical and biotechnology companies in developing and commercializing oncologic/immunologic therapies.

Robert E. Martell, M.D., Ph.D. has served on our board since September 2011. Dr. Martell is a co-founder of Epi-Cure Pharmaceuticals, a privately held early-stage biotechnology company, and has served as its president and is a member of its board of directors since June 2016. Since September 2015, Dr. Martell has served as Associate Chief for the Division of Hematology/Oncology and Attending Physician at Tufts Medical Center, and on faculty at Tufts University School of Medicine. From September 2012 until June 2015, Dr. Martell served as

Chief Medical Officer at Tesaro, Inc., a biopharmaceutical company developing Zejula and Varubi. During this time, he also held the position of an Adjunct Associate Professor of Medicine at the Tufts University School of Medicine, and was a practicing medical oncologist at Tufts Medical Center. From September 2009 to September 2012, Dr. Martell was an Associate Professor at Tufts Medical Center, serving as both the Director of the Neely Center for Clinical Cancer Research, overseeing oncology clinical research, and the Leader of the Cancer Center’s Program in Experimental Therapeutics, where he was responsible for developing the center’s phase I oncology clinical development program. From May 2005 to July 2009, Dr. Martell served as Vice President and Chief Medical Officer of MethylGene, a publicly-traded biotechnology company focused on the development of cancer therapeutics. From November 2002 to May 2005, Dr. Martell also served as Director of Oncology Global Clinical Research at Bristol-Myers Squibb Company, a biopharmaceutical company developing Sprycel, Erbitux and Ixempra. From July 2001 to May 2005, Dr. Martell served concurrently as Assistant Clinical Professor of Oncology at Yale University School of Medicine and Staff Physician at the Veterans Affairs hospital. From July 2000 to October 2002, Dr. Martell worked at Bayer Corporation, Pharmaceutical Division, where he oversaw phase I and phase II clinical studies of Nexavar. Dr. Martell received a B.A. in chemistry from Kalamazoo College, a Ph.D. in pharmacology from the University of Michigan, and an M.D. from Wayne State University. He completed his internal medicine internship and residency and medical oncology fellowship at Duke University Medical Center. We believe that Dr. Martell’s qualifications to serve on our board include his expertise in oncology patient care as well as his industry experience in large pharmaceutical and smaller biotechnology companies and that his insights and perspectives are valuable to a small biotechnology company such as Curis.

Marc Rubin, M.D. has served on our board since June 2010. Since May 2009, Dr. Rubin has served as Executive Chairman of Titan Pharmaceuticals, Inc., a biopharmaceutical company, and he served as its President and Chief Executive Officer from October 2007 to December 2008. From June 2006 to February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma AG, a pharmaceutical company, as well as a member of the Executive Committee of Bayer HealthCare LLC, a pharmaceutical and medical products company and subsidiary of Bayer AG, and the Board of Management of Bayer Schering Pharma AG. From October 2003 until the merger of Bayer AG and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, Inc., a division of Schering AG. From January 1990 to August 2003, Dr. Rubin held various positions in global clinical and commercial development at GlaxoSmithKline plc, a healthcare company, as well as the position of Senior Vice President of Global Clinical Pharmacology & Discovery Medicine from 2001 to 2003. Prior to his pharmaceutical industry career, Dr. Rubin completed subspecialty training and board certification in both medical oncology and infectious diseases at the National Cancer Institute within the National Institutes of Health from 1983 to 1986. From September 1986 to December 1989, Dr. Rubin also served as an Investigator and on the Senior Staff of the infectious diseases section at the National Cancer Institute. Dr. Rubin also serves as a director of Galectin Therapeutics Inc. and the Rogosin Institute. Previously, Dr. Rubin served as a director of FirstString Research, Inc., Gemmus Pharma, Inc., Medarex, Inc. and Surface Logix, Inc. Dr. Rubin holds an M.D. from Cornell University Medical College. We believe that Dr. Rubin’s qualifications to serve on our board include his extensive experience in clinical development as well as his medical, commercial and scientific expertise having held executive-level clinical development positions with Bayer Schering Pharma AG, Schering AG and GlaxoSmithKline plc.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF ALI FATTAEY, PH.D. AND LORI A. KUNKEL, M.D. TO SERVE AS CLASS I DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Corporate Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our secretary at the following address: Curis, Inc., 4 Maguire Road, Lexington, MA 02421.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule l0A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2018, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that none of Mr. Greenacre, Dr. Kaitin, Dr. Martell or Dr. Rubin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market Marketplace Rules. In addition, our board has determined that all of the members of the audit committee, the compensation committee, and the nominating and governance committee are independent as defined under the Nasdaq Stock Market Marketplace Rules, including, (i) in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and (ii) in the case of all members of the compensation committee, the enhanced independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors then serving attended the 2017 annual meeting of stockholders. The board met 10 times during the fiscal year ended December 31, 2017, either in person or by teleconference. During the fiscal year ended December 31, 2017, each of our directors attended at least 75% of the aggregate of the total number of board meetings and meetings of all committees of the board on which they then served.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. Accordingly, our Board has appointed Mr. Greenacre, an independent director within the meaning of Nasdaq rules (see “Determination of Independence” above), as the Chairman of the Board of Directors. Mr. Greenacre’s duties as Chairman of the Board include the following:

•	chairing meetings of the independent directors in executive session;

•	meeting with any director who is not adequately performing his duties as a member of our board or any committee;

•	facilitating communications between other members of our board and our chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.

Our board decided to separate the roles of Chairman and Chief Executive Officer because it believes that this leadership structure offers the following benefits:

•	increasing the independent oversight of Curis and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing our chief executive officer to focus on company operations instead of board administration;

•	providing our chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

Board’s Role in Risk Oversight

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. Our board of directors and its committees oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our (i) board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, (ii) audit committee oversees risk management activities related to financial controls, (iii) compensation committee oversees risk management activities relating to our compensation policies, programs and practices and management succession planning, and (iv) nominating and corporate governance committee oversees risk management activities relating to board of directors composition and corporate governance policies and procedures. Each committee reports to our full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Board Committees

Our board has established four standing committees – audit, compensation, nominating and corporate governance, and clinical program – each of which operates under a charter that has been approved by our board. Current copies of the charters of the audit committee, compensation committee, nominating and corporate governance committee, and the clinical program committee are posted on the Investors – Corporate Governance section of our website, www.curis.com.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules,

including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•

reviewing and discussing with our independent registered public accounting firm matters concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 22 of this proxy statement.

The current members of the audit committee are Mr. Greenacre (Chair), Dr. Kaitin and Dr. Rubin. The audit committee met six times during the fiscal year ended December 31, 2017. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 25 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 48 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive Officer and Director Compensation Processes.”

The current members of the compensation committee are Dr. Kaitin, Dr. Martell and Dr. Rubin (Chair). The compensation committee met 12 times during the fiscal year ended December 31, 2017.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	overseeing an annual evaluation of the board; and

•	periodically reviewing the composition of each board committee and the establishment or dissolution of additional board committees.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the nominating and corporate governance committee are Mr. Greenacre, Dr. Kaitin (Chair) and Dr. Rubin. The nominating and corporate governance committee met eight times during the fiscal year ended December 31, 2017.

Clinical Program Committee

The clinical program committee’s responsibilities include:

•	reviewing, evaluating, and advising the board and management on the alignment of long-term strategic goals and objectives with the quality and direction of the company’s pipeline programs;

•	reviewing the status of the company’s pipeline;

•	assisting the board with its oversight responsibility for enterprise risk management in areas affecting the company’s pipeline;

•	monitoring and evaluating trends in the field, and recommending to the board and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions; and

•	reviewing such other topics as delegated to the committee from time to time.

The current members of the clinical program committee are Dr. Kunkel, Dr. Martell (Chair) and Dr. Rubin. The clinical program committee met five times during the fiscal year ended December 31, 2017.

Executive Officer and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation committee has periodically retained Willis Towers Watson as an independent third party compensation consultant. Most recently, in October 2016, the compensation committee retained Willis Towers Watson to review director and officer compensation, officer employment agreements and severance policies, rank and file employee compensation, and to conduct a new peer group analysis and share usage analysis that helped inform the compensation committee’s compensation decisions for 2017. In January 2018, the compensation committee retained Willis Towers Watson to review director and officer compensation, officer employment agreements and severance policies as compared to the December 2016 peer group, to conduct a share usage analysis, and to provide advice related to the amendment and restatement of our Second Amended and Restated 2010 Stock Incentive Plan. The compensation committee has determined that there are no conflicts of interest or other applicable factors affecting independence with its retention of Willis Towers Watson, as required by Nasdaq Stock Market Marketplace Rules.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief financial officer and, for meetings in which executive officer compensation decisions are made, the chairman of our board and our president and chief executive officer. The compensation committee typically seeks the chairman’s input in compensation matters involving our president and chief executive officer. Our president and chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation for such other officers. Our president and chief executive officer may not be present during the compensation committee’s voting or deliberations regarding his compensation.

Risks Arising from Compensation Policies and Practices

Employee compensation generally consists of salary, stock option awards and, depending on overall company performance and the successful achievement of objectives set forth in an annual short-term incentive program, cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retaining a search firm, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines and its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance charter provides that the value of diversity on our board should be considered by the nominating and corporate governance committee. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for all candidates.

Stockholders also have the right under our bylaws to nominate director candidates by following the procedures set forth under “Stockholder Proposals for 2019 Annual Meeting.”

Communicating with the Board of Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders, and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to: Chairman of the Board of Directors, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421, or via email at info@curis.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of this code on the Investors – Corporate Governance section of our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers of, any provision of the code.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a material interest, directly or indirectly.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report such proposed transaction to our chief financial officer and/or general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed periodically. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the committee determines that, taking into account all of the circumstances, the transaction is not inconsistent with Curis’ best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate, which shall be deemed conditions precedent to approval and/or consummation of such transaction.

In addition to transactions excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are excluded from classification as related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) who is a participant in the transaction, where (a) the related person and all other related persons own, in the aggregate, less than 10% of the equity interests in such entity, and (b) the related person and his or her immediate family members are neither involved in the negotiation of the terms of the transaction, nor receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by the provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

In January 2015, we entered into an exclusive collaboration agreement focused on immune-oncology and selected precision oncology targets with Aurigene Discovery Technologies Limited, or Aurigene. Aurigene beneficially owns approximately 16.50% of our outstanding shares of common stock.

Under the collaboration agreement, Aurigene granted us an option to obtain one or more exclusive, royalty-bearing licenses to relevant Aurigene compounds within specified programs to develop, manufacture and commercialize products anywhere in the world, except for India or Russia, which are the territories retained by Aurigene. We have licensed three programs under the Aurigene collaboration. For each option to license we exercise, we are obligated to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one product in the United States, specified countries in the European Union, and Japan, and Aurigene is obligated to use commercially reasonable efforts to perform its obligations under the development plan for such licensed program. Subject to specified exceptions, we and Aurigene agreed to collaborate exclusively with each other on the discovery, research, development and commercialization of programs and compounds within immuno-oncology for an initial period of approximately two years from the effective date of the collaboration agreement. At our option, and subject to specified conditions, we may extend such exclusivity for up to three additional one-year periods by paying to Aurigene exclusivity option fees on an annual basis. We exercised the first one-year exclusivity option in 2017. The fee for this exclusivity option exercise was $7.5 million, which we paid in two equal installments in 2017. We have elected not to further exercise our exclusivity option and thus will not make the $10.0 million payment required for this additional exclusivity in 2018. As a result of our election to not further exercise our exclusivity option, we are no longer operating under the broad immuno-oncology exclusivity with Aurigene. We have, however, as provided in the agreement, elected to exercise our option to extend exclusivity on a program-by-program, year-by-year, basis for the IRAK4 Program and the PD1/VISTA Program, both of which are licensed programs currently in clinical trials.

We initially issued to Aurigene 17,120,131 shares of our common stock valued at $24.3 million in partial consideration for the rights granted to us under the collaboration agreement. We also agreed to make specified research payments, option exercise fees and milestone payments under the collaboration agreement. In September 2016, we entered into an amendment to the collaboration agreement, pursuant to which, in exchange for our issuance to Aurigene of 10,208,333 shares of our common stock, Aurigene waived payment of up to a total of $24.5 million in milestones and other payments that may become due to Aurigene under the collaboration agreement. Since January 1, 2017, we have made $7.5 million of cash payments to Aurigene pursuant to the collaboration agreement, and our aggregate cash payments to Aurigene since the inception of the collaboration agreement are $22.0 million.

In addition to the collaboration agreement, in June 2017, we entered into a master development and manufacturing agreement with Aurigene for the supply of drug substance and drug product, under which we have made cash payments to Aurigene totaling $0.8 million.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The responsibilities of the audit committee are set forth in the charter of the audit committee. The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent integrated audit of our annual financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their integrated audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301. PCAOB Auditing Standard No. 1301 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies, including policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and

•	written disclosures required by PCAOB Rule 3526—“Communication with Audit Committees Concerning Independence.”

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Curis. The audit committee has also received written disclosures required by PCAOB Rule 3526—“Communication with Audit Committees Concerning Independence.”

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Kenneth I. Kaitin, Ph.D.

Marc Rubin, M.D.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2017	2016
Audit Fees (1)	$605,000	$570,000

All Other Fees (2)	1,800	1,800

Total Fees	$606,800	$571,800

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees of $115,000 and $122,000 for 2017 and 2016, respectively, associated with comfort letters for our September 2017 public offering and 2017 registration statements on Form S-8, and July 2015 at-the-market sales agreement. 100% of the audit fees for 2017 and 2016 were pre-approved by the audit committee. The 2017 and 2016 amounts exclude reimbursement of out-of-pocket expenses of approximately $4,500 for 2017 and 2016, respectively.
(2)	Other fees consist of an annual license fee for use of accounting research software. None of the other fees incurred during 2017 and 2016 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2017 and 2016 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our named executive officers identified in the “Summary Compensation Table” or our “named executive officers.”

For fiscal year 2017, our named executive officers were Ali Fattaey, Ph.D., our president and chief executive officer, James E. Dentzer, our chief financial officer and chief administrative officer, David Tuck, M.D., our senior vice president and chief medical officer and Mani Mohindru, Ph.D., our former senior vice president and chief strategy officer. We have included information concerning Dr. Mohindru in accordance with the requirements of the SEC’s disclosure rules. Dr. Mohindru ceased to serve as an executive officer in August 2017. During 2017, Mr. Dentzer served as our chief financial officer and chief administrative officer. He was promoted to chief operating officer and chief financial officer in March 2018. Compensation decisions for our executive officers are made by the compensation committee of our board of directors.

We held our most recent “say-on-pay” advisory stockholder vote on the compensation of our executive officers at the May 2017 annual meeting. This advisory vote was supported by our stockholders with 97.12% of the voted shares voting “for” such proposal. No specific component of our executive compensation program was altered based on the results of such say-on-pay vote by our stockholders.

The compensation paid to our named executive officers in 2017 reflected our primary compensation objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance, and each executive officer’s individual performance and level of responsibility, as well as continuing to align our executive officers’ incentives with stockholders’ interests.

2017 Pay-for-Performance

Our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

In 2017, the compensation committee adhered to its long-standing pay-for-performance philosophy. As such, a significant portion of total 2017 executive compensation was comprised of cash incentives and long-term compensation based on corporate performance. We achieved a number of key corporate goals and objectives in 2017, including:

Capital Position

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we strengthened our capital position by (i) entering into a $45 million debt transaction with HealthCare Royalty Partners secured with future Erivedge royalties and paying off the $18.4 million remaining balance on a prior loan from BioPharma-II in March 2017, and (ii) completing an underwritten public offering of 20 million shares of our common stock in which we received net proceeds of $35.3 million in September 2017.

CUDC-907

•	we reported top-line data from the interim analysis of the Phase 2 trial of CUDC-907 in patients with MYC-altered diffuse large B-cell lymphoma (DLBCL) in August 2017;

•

researchers from the Dana-Farber Cancer Institute and Boston Children’s Hospital presented information on an investigator-initiated Phase 1 multicenter trial using CUDC-907 to treat children and young adults with relapsed or refractory solid tumors, CNS tumors and lymphoma at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting in June 2017; and

•

we presented data from the interim analysis of the Phase 2 trial of CUDC-907 in patients with MYC-altered diffuse large B-cell lymphoma (DLBCL) at the American Society of Hematology (ASH) Annual Meeting in December 2017.

Immuno-oncology Programs

•	we extended our exclusivity period under our collaboration, license and option agreement with Aurigene;

•	we presented a trials-in progress poster regarding CA-170 in the treatment of patients with advanced solid tumors or lymphomas at the May 2017 American Society of Clinical Oncology Annual Meeting;

•

we presented a trials-in-progress poster describing preliminary clinical data from the dose escalation stage of our CA-170 Phase 1 clinical trial at the European Society for Medical Oncology (ESMO) 2017 Congress in September 2017;

•

we presented an update on the preliminary clinical trial data from the Phase 1 dose escalation stage of our CA-170 clinical trial at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2017; and

•	we presented preclinical data related to combination therapy with CA-327 at the Society for Immunotherapy of Cancer in November 2017.

Precision Oncology Program

•	we presented preclinical data on CA-4948 at the American Association of Cancer Research (AACR) Annual Meeting in April 2017;

•	we filed an investigational new drug application, or IND, for CA-4948 in a Phase 1 trial in patients with relapsed or refractory Non-Hodgkin lymphomas in September 2017; and

•	we presented preclinical data at ASH in December 2017.

Key compensation decisions for 2017 that reflect our compensation committee’s pay-for-performance philosophy were as follows:

•

In 2017, the compensation committee granted stock options to incentivize our executive officers to increase stockholder value over time through stock price growth, thereby aligning our executives’ incentives with our stockholders’ interests.

•	In May 2017, the compensation committee approved a 2017 short-term cash incentive program to incentivize our executive officers to achieve specified corporate performance objectives for fiscal year

2017 and to reward them for such achievements. In February 2018, the compensation committee determined that it would award cash incentive payments to executive officers at 81% of target levels outlined in the 2017 short-term incentive plan, based upon the company’s performance during 2017, resulting in cash incentive awards to Drs. Fattaey and Tuck and Mr. Dentzer of $286,740, $136,080 and $143,500, respectively.

•

In determining executive officer compensation for 2017, the compensation committee also considered the overall performance and financial condition of the company, as well as each individual executive officer’s performance in contributing to company performance.

Benchmarking Assessment for 2017 Compensation

In October 2016, the compensation committee retained Willis Towers Watson to conduct a new peer group analysis and benchmarking assessment on executive compensation. The benchmarking assessment was based upon comparative compensation data for 17 companies in our industry consisting of a mix of mid-to-late stage, multi-drug, pre-commercial companies and smaller commercial companies with pipelines similar to our stage of development. In selecting this peer group, the compensation committee considered companies with the following criteria: market cap of approximately 0.5x to 5x of Curis, up to approximately 3x of Curis revenue, net income of less than $40 million, less than 350 employees, and annual research and development expense of greater than $20 million. In December 2016, the following group of companies was adopted by the compensation committee as appropriate peer companies for Curis, as we strive to evolve our pipeline and development capabilities taking into consideration each company’s financial profile, market capitalization, stage of development, pipeline and focus on therapeutic products as well as competition for employee talent:

Achillion Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.
Agenus Inc.	Infinity Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	Keryx Biopharmaceuticals Inc.
Arena Pharmaceuticals, Inc.	NantKwest, Inc.
Ariad Pharmaceuticals Inc.	Ophthotech Corporation
Atara Biotherapeutics, Inc.	Otonomy, Inc.
Cytokinetics, Incorporated	Rigel Pharmaceuticals, Inc.
Epizyme, Inc.	Sarepta Therapeutics, Inc.
Geron Corporation

The elements of executive compensation included in the benchmarking assessment consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long-term incentive awards and actual total direct compensation for each of our executive officers as compared to the peer group companies. Willis Towers Watson conducted a competitive analysis of compensation at the 25th, 50th, and 75th percentiles of the relevant data, which we refer to as the January 2017 benchmarking assessment. The results of this benchmarking assessment were utilized by our compensation committee in setting 2017 compensation for our president and chief executive officer, our chief financial officer and chief administrative officer, and for our chief medical officer. No direct benchmarking assessment data was available for the chief strategy officer role, and our compensation committee took into consideration the Radford Global Life Sciences Compensation Survey data for companies with 50 – 100 employees in setting the chief strategy officer’s 2017 compensation.

Process for Determining Executive Compensation

Our president and chief executive officer evaluates the performance of each of the other executive officers at least once annually against established goals and objectives for such executive officer, and also takes into consideration each executive officer’s contribution to the achievement of company goals and objectives. These annual assessments are provided either orally or through a written review. The president and chief executive officer provides recommendations to the compensation committee for all elements of compensation of our other executive officers based upon these evaluations, and the compensation committee considers our president and chief executive officer’s assessments when determining compensation for such executive officers. The compensation committee evaluates the performance of the president and chief executive officer based upon its assessment of his performance, and this assessment is updated at periodic committee meetings, as well as through recommendations from the chairman of our board of directors. Our president and chief executive officer does not participate in the determination of his own compensation. Our corporate goals and objectives are established through a process that involves input by our board and all of our executive officers. Members of our management team then regularly report on progress toward the achievement of these goals during our periodic meetings of the board of directors.

For a further discussion of the processes and procedures used by our compensation committee in considering and determining executive and director compensation, see “Executive Officer and Director Compensation Processes” beginning on page 19 of this proxy statement.

Elements of Executive Compensation

The elements of executive officer compensation generally consist of the following:

•	base salary;

•	short-term cash incentives;

•	stock option and restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	change in control and severance benefits.

We do not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. The compensation committee, after considering information including company performance, individual executive officer performance, the financial condition of the company, benchmarking data, and other market compensation for executive officers at other similarly-sized biotechnology companies, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executive officers are established based on the scope of their responsibilities, periodically taking into account competitive market compensation paid by other companies for similar positions, as well as the financial condition of the company. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels as appropriate.

2017 Base Salaries

For 2017, the compensation committee increased base salaries for our named executive officers as follows:

Name	2017 Base Salary	2016 Base Salary	Percentage Increase
Ali Fattaey, Ph.D.	$590,000	$527,875	11.7%
James E. Dentzer	$442,900	$430,000	3.0%
David Tuck M.D.	$420,000	$375,000	12.0%
Mani Mohindru, Ph.D. (1)	$405,000	$375,000	8.0%

(1)	Dr. Mohindru ceased to serve as an executive officer in August 2017.

The January 2017 benchmarking assessment showed that 2016 base salaries for our president and chief executive officer and our chief medical officer were below the 25th percentile when compared to peer group companies. Mr. Dentzer’s 2016 base salary as chief financial officer and chief administrative officer was determined to be aligned at the 50th percentile. Taking into consideration the January 2017 benchmarking assessment, the compensation committee adjusted Dr. Fattaey’s 2017 base salary to slightly below the 50th percentile and adjusted Dr. Tuck’s salary at the 50th percentile. Because Mr. Dentzer’s 2016 base salary was aligned with the market median, the compensation committee adjusted Mr. Dentzer’s 2017 compensation by 3%, primarily reflecting a cost-of-living adjustment. No direct benchmarking assessment data was available for the chief strategy officer role. The compensation committee took into consideration the Radford Global Life Sciences Compensation Survey data for companies with 50 – 100 employees, and compensation levels for the chief strategy officer position in other companies that were not in our peer group per Dr. Fattaey’s recommendation and adjusted Dr. Mohindru’s 2017 base salary by 8% based on these criteria.

2018 Base Salaries

In January 2018, the compensation committee retained Willis Towers Watson to further evaluate executive compensation. We refer to this further evaluation as the 2018 evaluation.

The elements of executive compensation included in the 2018 evaluation consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long term incentive awards and actual total direct compensation for each of our executive officers as compared to the peer group companies. Willis Towers Watson conducted a competitive analysis of compensation at the 25th, 50th, and 75th percentiles of the relevant data, and this 2018 evaluation, together with the January 2017 benchmarking assessment, was utilized by our compensation committee in setting 2018 compensation for our president and chief executive officer, our chief operating officer and chief financial officer, and for our chief medical officer.

In January 2018, the compensation committee set the base salaries for Drs. Fattaey and Tuck and Mr. Dentzer as follows:

Name	2018 Base Salary	2017 Base Salary	Percentage Increase
Ali Fattaey, Ph.D.	$590,000	$590,000	0%
James E. Dentzer	$475,000	$442,900	7.2%
David Tuck M.D.	$420,000	$420,000	0%

Based upon the 2018 evaluation, the compensation committee determined that Drs. Fattaey and Tuck’s salaries remained at or very near median and, as such, did not make further adjustments to their salaries for 2018. Mr. Dentzer received a 7.2% increase to his 2017 base salary to account for his increased level of responsibility as chief operating officer.

Short-Term Cash Incentive Plans

Our compensation committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of objectives under a short-term incentive plan is another way to align our executive officers’ interests with those of our stockholders. Accordingly, our compensation committee implements a short-term incentive plan, which we refer to herein as a cash incentive program. The cash incentive program sets forth specific objectives each year that, if achieved, result in short-term incentive cash compensation for our executive officers.

A cash incentive program is designed to motivate our executive officers to achieve specified performance objectives for the applicable fiscal year and to reward them for their achievement. To be eligible, an executive officer must (i) be designated by the compensation committee or independent board members as an eligible participant, (ii) have achieved an overall performance evaluation at a “meets expectations” or higher level within our evaluation framework, and (iii) be serving as an executive officer at the time the award is paid.

The compensation committee generally establishes categories of goals that are then further delineated into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount.

The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under a cash incentive program and has the right to amend, modify or terminate a cash incentive program at any time. The awards generally are paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity, or all equity. If the compensation committee determines that such payment is to be made in the form of equity, in whole or in part, the compensation committee has the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, is generally to be made after the completion of the relevant fiscal year but no later than March 15 of the following year.

2017 Short-Term Cash Incentive Plan

Taking into consideration the January 2017 benchmarking assessment, in February 2017, the compensation committee established the following target short-term incentive payment amounts, referred to herein as target amounts, for each named executive officer:

Designated Executive Officer	2017 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2017 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Ali Fattaey, Ph.D.	$590,000	60%	$354,000
James E. Dentzer	$442,900	40%	$177,160
David Tuck, M.D.	$420,000	40%	$168,000
Mani Mohindru, Ph.D. (1)	$405,000	35%	$141,750

Total	$1,857,900		$840,910

(1)	Dr. Mohindru ceased to serve as an executive officer in August 2017.

In May 2017, the compensation committee approved a 2017 short-term cash incentive program for executive officers, which was designed to motivate our executive officers to achieve specified performance objectives for fiscal year 2017. Drs. Fattaey, Mohindru and Tuck as well as Mr. Dentzer were eligible to participate in the 2017 cash incentive program.

The compensation committee established the following weighted corporate goals for 2017:

•

the successful implementation of our clinical development plans, with a focus on advancing the development of CA-170 toward Phase 1 clinical trials, the progression of ongoing clinical trials of CUDC-907, and the advancement of other programs under our collaboration with Aurigene; and

•	financial performance objectives, including business development, cash management and capital objectives.

On February 7, 2018, the compensation committee approved the payment of short term cash incentive awards at 81% of the target amounts to each of the named executive officers as follows, except for Dr. Mohindru, who ceased to serve as an executive officer in August 2017:

Name	Total 2017 Cash Incentive Amount Paid	Percentage of 2017 Base Salary
Ali Fattaey, Ph.D.	$286,740	48.6%
James E. Dentzer	$143,500	32.4%
David Tuck, M.D.	$136,080	32.4%

In determining the payment of short-term cash incentive awards at 81% of the target amounts to each of the executive officers, the compensation committee assessed each of the weighted categories of corporate goals for 2017 and determined the percentage of target incentive compensation earned for each of these categories based on our actual accomplishments for 2017.

2018 Short-Term Cash Incentive Plan

Taking into consideration the January 2017 benchmarking assessment and the 2018 evaluation, in March 2018, the compensation committee established the following target short-term incentive payment amounts, referred to herein as target amounts, for Drs. Fattaey and Tuck, and Mr. Dentzer:

Designated Executive Officer	2018 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2018 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Ali Fattaey, Ph.D.	$590,000	60%	$354,000
James E. Dentzer	$475,000	50%	$237,500
David Tuck, M.D.	$420,000	40%	$168,000

Total	$1,485,000		$759,500

No formal 2018 short-term cash incentive program has been approved by our compensation committee to date.

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through grants of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives that align employee interests with the interests of our stockholders. Our Second Amended and Restated 2010 Plan permits the issuance of stock options, restricted stock awards, and other stock-based awards to our employees, directors and consultants.

Stock Options

The compensation committee reviews and approves stock option grants to all of our executive officers. An initial stock option grant is made to our executive officers at the commencement of their employment, and then options are generally granted in annual supplements in conjunction with the review of the company’s overall performance for the prior fiscal year individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of our president and chief executive officer (except with respect to his own compensation) and the chairman of our board of directors in determining the long-term compensation for our other executive officers. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest with respect to 25% of the shares underlying the award on the first anniversary of the grant date, and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date.

Restricted Stock

The compensation committee may review and approve restricted stock grants to our executive officers from time to time. The review and approval of restricted stock awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives, variable compensation arrangements, and retention considerations. The size of the restricted stock award may be based upon the company’s performance, market data for the median of the broad-based published compensation survey group size grant at peer group and other comparable companies, target portions of variable compensation determined by the compensation committee. Grants of restricted stock awards with a multi-year vesting period are made to provide a strong incentive for sustained operational and financial performance and aligns the interests of our executive officers with those of our stockholders.

2017 Stock Option Grants

In February 2017, the compensation committee granted stock options to our executive officers as set forth below. In determining to make these grants, the compensation committee considered the company’s overall performance as well as the performance and experience of each of our executive officers, the mix of cash compensation, short term incentive compensation, and the value of such stock option grants to align our executive officers’ interests with the interests of our stockholders, and the value of such stock option grants. The compensation committee considered the results of the January 2017 benchmarking assessment and awarded stock options grants to Dr. Fattaey and Mr. Dentzer between the 25th and 50th percentile taking into consideration of the beneficial ownership levels of their peers, and aligned Drs. Mohindru’s and Tuck’s option grant to the market median.

Name	Number of Shares Underlying February 2017 Option Grants (1)
Ali Fattaey, Ph.D.	1,000,000
James E. Dentzer	650,000
David Tuck, M.D.	534,000
Mani Mohindru, Ph.D. (2)	424,000

(1)	Such stock options were granted pursuant to our Second Amended and Restated 2010 Plan, have an exercise price per share equal to $2.63, the fair market value of our common stock on the date of grant, and shall become exercisable as to 25% of the shares underlying the award on January 1, 2018 and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date.
(2)	Dr. Mohindru ceased to serve as an executive officer in August 2017.

2018 Stock Option Grants

Taking into consideration the results of the January 2017 benchmarking assessment and the 2018 evaluation, in January 2018, the compensation committee granted a mix of stock options and restricted stock to Drs. Fattaey and Tuck, and Mr. Dentzer. The following table sets forth the number of stock options granted to Drs. Fattaey and Tuck, and Mr. Dentzer.

Name	Number of Shares Underlying January 2018 Option Grants (1)
Ali Fattaey, Ph.D.	825,000
James E. Dentzer	825,000
David Tuck, M.D.	535,000

(1)	Such stock options were granted pursuant to our Second Amended and Restated 2010 Plan, have an exercise price per share equal to $0.69, the fair market value of our common stock on the date of grant, and shall become exercisable as to 25% of the shares underlying the award on January 22, 2019 and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date. These stock options, referred to as the Contingent Option Awards, will terminate and be forfeited if our stockholders do not approve our Third Amended and Restated 2010 Plan to, among other things, increase the number of shares authorized for issuance thereunder within 12 months after the grant date; and further provided that each such option will not be exercisable and no common stock will be issued thereunder before the approval of such Third Amended and Restated 2010 Plan by our stockholders. The stock options will terminate on January 21, 2028.

2018 Restricted Stock Awards

Our Second Amended and Restated 2010 Plan permits the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers. However, taking into consideration the results of the January 2017 benchmarking assessment and the 2018 evaluation, in January 2018, in addition to granting stock options, the compensation committee granted restricted stock to Drs. Fattaey and Tuck and Mr. Dentzer in the amounts set forth in the table below.

Name	Number of Shares Underlying January 2018 Restricted Stock Grants (1)
Ali Fattaey, Ph.D.	206,250
James E. Dentzer	206,250
David Tuck, M.D.	133,750

(1)	Such restricted stock awards were granted pursuant to our Second Amended and Restated 2010 Plan, and vest as to 25% of the underlying shares on January 22, 2019 and as to an additional 25% of the underlying shares annually thereafter, subject to such award recipient continuing to provide services to us on the applicable vesting date.

Amended and Restated 2010 Employee Stock Purchase Plan

As with all employees of the company, our executive officers are eligible to participate in our Amended and Restated 2010 employee stock purchase plan, as amended, or Amended and Restated 2010 ESPP. The Amended and Restated 2010 ESPP will be implemented by consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. Each offering period will begin on June 15 and December 15 of each year, or, if the national stock exchanges and the Nasdaq System are not open on such day, then on the first business day thereafter. The plan permits employee participants to purchase up to $25,000 per calendar year of company stock through payroll deductions. The price of the stock is 85% of the lower of the fair market value of the stock on the first day of the offering period or the last day of the applicable purchase period.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program, paid time off, and matching contributions in our 401(k) retirement plan.

Change in Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make cash payments to such executive officer in the event we terminate the executive officer’s employment without cause, or the executive officer resigns for good reason (as defined in the applicable agreement or offer letter). We believe that our severance program is aligned with other comparable biotechnology companies and provides our executive officers with income protection in the event of an unplanned separation from employment. In addition, we are also obligated to make cash payments to each of our executive officers in the event of a change in control.

Our Second Amended and Restated 2010 Plan provides that, unless otherwise provided in the applicable award agreement, all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events (including a change in control). In the event that a change in control occurs, 50% of the then-unvested options of each plan participant, including executive officers, would become immediately exercisable, and the restrictions underlying 50% of any restricted stock awards would lapse. To that extent, the arrangement is a so-called “single trigger” change in control arrangement because it provides for equity acceleration benefits immediately upon a change in control. In the event any executive officer is terminated within one year after a change in control without cause or resigns for good reason (each as defined in the applicable plan), then all remaining unvested stock options and restricted stock awards will become fully vested. To that extent, the arrangement is a so-called “double trigger” change in control arrangement because it provides for equity acceleration benefits in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. Our Second Amended and Restated 2010 Plan generally defines a change in control as a merger by us with or into another company, or, a sale of all or substantially all of our assets.

We provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee determined that it was necessary and appropriate to provide such change in control-related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction or interference.

Our change in control and equity acceleration arrangements with our executive officers do not obligate us to make any additional payments to “gross-up” any compensation payable to such executive officers in order to offset income tax liabilities.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

In January 2018, our compensation committee considered the implementation of stock ownership guidelines for our executive officers and directors. Willis Towers Watson analyzed the proxy filings of our December 2016 peer group companies and determined that the implementation of stock ownership guidelines was a minority practice within our peer group. Taking into consideration the results of the 2018 evaluation, the compensation committee determined not to implement stock ownership guidelines for our executive officers and directors.

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017, or the Tax Act, was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally limited to $1 million limit the deduction that a public company could claim in any tax year with respect to compensation paid to each of its chief executive officer and three other named executive officers (other than the chief financial officer), unless such compensation was performance-based as determined under the Section 162(m) regulations In connection with making fiscal 2017 compensation decisions, the Compensation Committee considered the effect of Section 162(m) and used its judgment to authorize compensation payments that may be subject to the deduction limit where appropriate and in the best interests of us and our stockholders.

Under the Tax Act, the performance-based compensation exception has been repealed, subject to certain transition rules. In addition, the deduction limitation now applies to anyone serving as the chief executive officer or chief financial officer at any time during the tax year and the top three other most highly compensated officers serving on the last day of the tax year. The new rules generally apply to taxable years beginning after December 31, 2017 but do not apply to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1 million paid to the specified executives will not be deductible, subject to the transition relief.

Summary Compensation Table

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal years ending December 31, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Ali Fattaey, Ph.D. President and Chief Executive Officer	2017 2016 2015	588,805 527,677 515,000	286,740 178,158 108,923	1,492,400 1,166,000 2,187,150	24,964 10,600 10,600	(3) (4) (4)	$2,392,909 1,882,435 2,821,673

James E. Dentzer Chief Operating Officer and Chief Financial Officer (5)	2017 2016	442,652 320,846	143,500 129,000	970,060 1,698,640	22,749 20,503	(6) (7)	$1,578,961 2,168,989

David Tuck, M.D. Senior Vice President and Chief Medical Officer (8)	2017 2016	419,135 371,308	136,080 84,375	796,942 299,760	10,800 10,600	(4) (4)	$1,362,957 766,043

Mani Mohindru, Ph.D. Former Senior Vice President and Chief Strategy Officer (9)	2017 2016	258,000 370,385	— 84,375	632,778 316,440	31,470 10,600	(10) (4)	$922,248 781,800

(1)	The amounts in this column reflect amounts paid to each of our named executive officers under the short-term cash incentive plans described in “Compensation Discussion and Analysis” above.
(2)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, computed in accordance with FASB Codification Topic 718 and other relevant guidance, for awards pursuant to our stock incentive plan and for nonstatutory inducement grants. Assumptions used in the calculation of these amounts are included in footnote 6 to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 8, 2018.
(3)	Of this amount, $14,164 represents fees paid for personal tax preparation, including an associated gross-up payment for applicable taxes and $10,800 represents a 401(k) matching contribution made by us.
(4)	Consists of 401(k) matching contributions made by us.
(5)	Mr. Dentzer commenced service as our chief financial officer and chief administrative officer on March 29, 2016 and was promoted to chief operating officer and chief financial officer in March 2018.
(6)	Of this amount, $11,949 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes and $10,800 represents a 401(k) matching contribution made by us.
(7)	Of this amount, $9,903 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes and $10,600 represents a 401(k) matching contribution made by us.
(8)	On January 19, 2016, Dr. Tuck was promoted to senior vice president, clinical and translational sciences and appointed as an executive officer of the company. On March 29, 2016, Dr. Tuck assumed the role of chief medical officer.
(9)	On January 19, 2016, Dr. Mohindru was appointed to the role of executive officer of the company. On March 29, 2016, Dr. Mohindru assumed the role of chief strategy officer. Dr. Mohindru ceased to serve as an executive officer in August 2017.
(10)	Of this amount, $21,150 represents earned vacation payout and $10,320 represents a 401(k) matching contribution made by us.

Pay Ratio Disclosure

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our president and chief executive officer to the median of the annual total compensation of our other employees. We determined our median employee based on cash compensation actually paid during 2017 (annualized in the case of full- and part-time employees who joined the company during 2017), 401(k) matching contributions and aggregate grant date fair value of equity awards granted to each of our 54 employees (excluding the president and chief executive officer) as of December 31, 2017. The annual total compensation of our median employee (other than the president and chief executive officer) for 2017 was $199,642. As disclosed in the Summary Compensation Table appearing on page 37, our president and chief executive officer’s annual total compensation for 2017 was $2,392,909. Based on the foregoing, our estimate of the ratio of the annual total compensation of our president and chief executive officer to the median of the annual total compensation of all other employees was 12 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Grants of Plan-Based Awards

The following table sets forth information regarding awards under our Amended and Restated 2010 Plan to our named executive officers during the fiscal year ended December 31, 2017.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
Ali Fattaey, Ph.D.	02/14/2017	1,000,000	$2.63	$1,492,400
James E. Dentzer	02/14/2017	650,000	2.63	970,060
David Tuck, M.D.	02/14/2017	534,000	2.63	796,942
Mani Mohindru, Ph.D.(4)	02/14/2017	424,000	2.63	632,778

(1)	Each stock option vests and becomes exercisable as to 25% of the shares underlying the award on January 1 of the following calendar year and as to an additional 6.25% of the shares underlying the award at the end of each three-month anniversary thereof until all of such shares underlying such award shall become exercisable, subject to continued service by the grantee. Such stock options will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by each executive officer would become immediately exercisable. In the event an executive officer terminates his or her employment for good reason or we terminate the executive officer without cause within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination.
(2)	These amounts are equal to the closing price per share of our common stock on the Nasdaq Global Market on the date of grant.
(3)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with FASB Codification Topic 718.
(4)	Dr. Mohindru ceased to serve as an executive officer in August 2017.

We have entered into employment agreements with our named executive officers, as described below under “Employment Agreements” and “Indemnification of Executive Officers.”

Salary and payments pursuant to our short-term incentive plans accounted for approximately 38% of total compensation of the named executive officers for 2017, 37% of total compensation of the named executive officers for 2016 and 36% of total compensation of the named executive officers for 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2017, except for Dr. Mohindru who resigned in August 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ali Fattaey, Ph.D.	—	1,000,000	(2)	—	$2.63	2/13/2027
	437,500	562,500		—	$1.76	1/19/2026
	618,750	281,250		—	$2.39	2/9/2025
	68,750	31,250		—	$1.94	1/26/2025
	174,999	25,001		—	$1.75	6/2/2024
	93,749	6,251		—	$3.09	2/18/2024
	400,000	—		—	$3.02	2/19/2023
James E. Dentzer	—	650,000	(2)	—	$2.63	2/13/2027
	743,750	956,250	(3)	—	$1.51	3/29/2026
David Tuck, M.D.	—	534,000	(2)	—	$2.63	2/13/2027
	131,250	168,750		—	$1.51	3/29/2026
	75,000	75,000		—	$2.74	11/30/2025
	93,750	56,250		—	$3.20	5/27/2025

(1)	Except as noted in footnotes 2 and 3 below, the stock options were granted pursuant to our Amended and Restated 2010 Plan or our Second Amended and Restated 2010 Plan, as applicable. Each stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month anniversary thereof until all of such shares underlying such award shall become exercisable, subject to continued service by the grantee. Such stock options will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by each executive officer would become immediately exercisable. In the event an executive officer terminates his or her employment for good reason or we terminate the executive officer without cause within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination. In addition, options granted pursuant to our Second Amended and Restated 2010 Plan will automatically become fully vested upon a termination of employment due to the optionholder’s death or disability.

(2)	Such stock options were granted pursuant to our Second Amended and Restated 2010 Plan and shall become exercisable as to 25% of the shares underlying the award on January 1, 2018 and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date.
(3)	The stock option granted to Mr. Dentzer was granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement equity award outside of our Amended and Restated 2010 Plan, and such grant was made as an inducement material to Mr. Dentzer’s acceptance of employment. Such stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month anniversary thereof until all of such shares underlying such award shall become exercisable, subject to continued service by Mr. Dentzer. Such stock option will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by Mr. Dentzer would become immediately exercisable. In the event Mr. Dentzer terminates his employment for good reason or we terminate Mr. Dentzer without cause within one year after a change in control, then all options held by Mr. Dentzer would become fully vested upon such termination.

Employment Agreements

We are party to the following employment arrangements with our named executive officers, except for the below-described employment with Dr. Mohindru, which terminated upon her resignation in August 2017. Taking into consideration the January 2017 benchmarking assessment, the 2018 evaluation, and the objective of having a consistent form of agreement amongst our officer employment agreements, in March 2018, we entered into amended employment agreements with Drs. Fattaey and Tuck and Mr. Dentzer.

Ali Fattaey, Ph.D.    On March 21, 2018, we entered into an amended employment agreement with Dr. Fattaey under which he serves as our president and chief executive officer, which further amended his June 2, 2014 employment agreement, as amended on March 7, 2017. Dr. Fattaey’s current base salary, which is subject to annual review by the board and/or compensation committee, was set at $590,000 per annum. Dr. Fattaey’s agreement also provides for four weeks paid vacation and for reimbursement of specified expenses related to his estate planning and tax preparation up to an annual maximum of $10,000, for which an associated gross-up payment for applicable taxes is also provided. Dr. Fattaey is entitled to participate in our medical and other benefits program, and may be entitled to receive an annual bonus of up to 60% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Dr. Fattaey is also entitled to receive severance benefits under the agreement in the event of his termination without cause (after 30 days’ notice by Curis) or for good reason (as defined in the agreement) comprising of (i) 12 months’ pay at his then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to 12 months. Dr. Fattaey’s employment agreement also provides that, in the event of termination without cause (after 30 days’ notice by Curis) or resignation for good reason within 12 months following a change in control of Curis, Dr. Fattaey will receive (i) an amount equal to twice the sum of (x) his base salary and (y) his target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed as well as (iii) COBRA premium benefits for up to 24 months. The amended employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Dr. Fattaey in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

James E. Dentzer.    On March 21, 2018, we entered into an amended employment agreement with Mr. Dentzer under which he serves as our chief operating officer, chief financial officer, secretary and treasurer, which further amended his March 29, 2016 employment agreement, as amended on March 7, 2017. Mr. Dentzer’s current base salary, which is subject to annual review by the board and/or compensation committee, was set at $475,000 per annum. Mr. Dentzer’s agreement also provides for four weeks paid vacation and for reimbursement of specified expenses related to his estate planning and tax preparation up to an annual maximum of $7,500, for which an associated gross-up payment for applicable taxes is also provided. Mr. Dentzer is entitled to participate in our medical and other benefits program, and may be entitled to receive an annual bonus of up to 50% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Mr. Dentzer is also entitled to receive severance benefits under the agreement in the event of his termination without cause (after 30 days’ notice by Curis) or by the employee for good reason (as defined in the agreement) comprising of (i) nine months’ pay at his then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of termination without cause (after 30 days’ notice by Curis) or for good reason within 12 months following a change in control of Curis, Mr. Dentzer will receive (i) an amount equal to the sum of (x) his base salary and (y) his target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed as well as (iii) COBRA premium benefits for up to 12 months. The amended employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Mr. Dentzer in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

David Tuck, M.D.    On March 21, 2018, we entered into an employment agreement with Dr. Tuck under which he serves as our chief medical officer, which further amended his February 29, 2016 employment agreement, as amended on March 7, 2017. Dr. Tuck’s current base salary, which is subject to annual review by the board and/or compensation committee, was set at $420,000 per annum and he is also entitled to four weeks paid vacation. Dr. Tuck is entitled to participate in our medical and other benefits program, and may be entitled to receive an annual bonus of up to 40% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Dr. Tuck is also entitled to receive severance benefits under the agreement in the event of his termination without cause (after 30 days’ notice by Curis) or for good reason (as defined in the agreement) comprising of (i) nine months’ pay at his then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of termination without cause (after 30 days’ notice by Curis) or for good reason within 12 months following a change in control of Curis, Dr. Tuck will receive (i) an amount equal to the sum of (x) his base salary and (y) his target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed as well as (iii) COBRA premium benefits for up to 12 months. The amended employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Dr. Tuck in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”

Mani Mohindru, Ph.D.    On February 29, 2016, we entered into an employment agreement with Dr. Mohindru, as amended March 7, 2017. Dr. Mohindru ceased to serve as an officer of the company on August 14, 2017. In addition to her base salary, which was subject to annual review by the board and/or compensation committee, Dr. Mohindru was entitled to participate in our medical and other benefit programs and was entitled to receive an annual bonus based on the achievement of specific objectives established by the board, subject to the discretion of the board. Dr. Mohindru was also entitled to receive severance benefits under the agreement in the event of her termination without cause or for good reason (as defined in the agreement) and she was also entitled to receive certain payments if she was terminated within one year after a change in control.

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements also provides that we will indemnify each such executive officer for claims arising in his or her capacity as our executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have had no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions, which remain in effect until the later of (i) six years after the executive has ceased to be an employee or officer of the company or (ii) the date any legal proceeding begun during that period have concluded.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change in Control

Each of the above-described employment agreements with our executive officers provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements), the executive officer will receive: (1) continuation of his or her then base salary or a portion thereof for the periods and amounts described in the table below, (2) a payment equal in amount to his or her target bonus payment pro-rated for the portion of the year completed, and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. If the executive officer is terminated without cause or resigns for good reason within 12 months after a change in control of the company, the executive officer will receive: in the case of Dr. Fattaey, (1) an amount equal to twice the sum of (x) his base salary and (y) his target bonus for the year of termination, for the periods and amounts described in the table below, (2) a portion of the same year’s target bonus, and (3) payment of a portion of Dr. Fattaey’s COBRA premiums, for the periods and amounts described in the table below, and with regards to Mr. Dentzer and Dr. Tuck, (1) an amount equal to the sum of (x) his base salary and (y) his target bonus for the year of termination, for the periods and amounts described in the table below, (2) a portion of the same year’s target bonus, and (3) payment of a portion of his COBRA premiums, for the periods and amounts described in the table below. Each of the above-described employment agreements also provides for a limitation on payments under the agreement if limiting the payments would leave the executive in a better net position than bearing the tax penalties under Section 280G of the Code. In order for our executive officers to receive these severance payments, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

Pursuant to the terms of our Amended and Restated 2010 Plan, as amended, as well as the terms of our Second Amended and Restated 2010 Plan unless otherwise provided in the applicable award agreement (such as is the case with respect to the performance-based options granted to Dr. Fattaey, who was an executive officer in 2014), at the time of a change in control, 50% of the then-unvested options to purchase our common stock held by each plan participant, including executive officers, would become immediately exercisable and the forfeiture restriction on all outstanding restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable. Pursuant to the terms of Mr. Dentzer’s Inducement Stock Option Agreement, in the event of a change in control, 50% of the then unvested options held by Mr. Dentzer would become immediately exercisable, and in the event Mr. Dentzer terminates his employment for good reason or we terminate Mr. Dentzer without cause within one year after a change in control, then all options held by Mr. Dentzer would become fully vested upon such termination.

The table below sets forth the estimated benefits provided to each of our named executive officers, except for Dr. Mohindru, who resigned in August 2017, upon a termination event described above, assuming such termination event occurred on December 31, 2017, the last day of our most recently completed fiscal year.

		Triggering Event
Name	Benefit	Severance Upon Termination Without Cause or Resignation for Good Reason (Without Change-in- Control) ($)		Change in Control (Without Termination of Employment) ($)	Resignation For Good Reason or Termination Without Cause Upon or Within 12 Months Following a Change-in- Control ($)
Ali Fattaey	Severance Payments	590,000	(1)	—	1,888,000	(2)
President and Chief Executive Officer	Bonus Payment (3)	354,000		—	354,000
	Continuation of Benefits	—	(4)	—	—	(5)
	Market Value of Stock Vesting (6)	—		—	—

	Total	944,000		—	2,242,000

James Dentzer	Severance Payments	509,335	(7)	—	620,060	(8)
Chief Operating Officer and	Bonus Payment(3)	177,160		—	177,160
Chief Financial Officer	Continuation of Benefits	11,159	(9)	—	14,878	(10)
	Market Value of Stock Vesting (6)	—		—

	Total	697,654		—	812,098

David Tuck	Severance Payments	315,000	(11)	—	588,000	(12)
Senior Vice President and	Bonus Payment (3)	168,000		—	168,000
Chief Medical Officer	Continuation of Benefits	11,159	(13)	—	14,878	(14)
	Market Value of Stock Vesting (6)	—		—	—

	Total	494,159		—	770,878

(1)	Represents 12 months of salary based on Dr. Fattaey’s salary in effect for the 2017 fiscal year. Such amount will be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices.
(2)	Represents an amount equal to twice the sum of (x) Dr. Fattaey’s salary in effect and (y) his target bonus for the 2017 fiscal year. Such amount will be paid ratably over a period of 24 months in accordance with the company’s then current payroll policies and practices.
(3)	Represents a lump sum payment equal to each named executive officer’s target annual cash incentive bonus prorated for the portion of the year completed.
(4)	Dr. Fattaey is not currently enrolled in our health plan. If Dr. Fattaey was enrolled in our health plan, then $14,878 would represent a payment of a portion of Dr. Fattaey’s COBRA premiums for up to 12 months.
(5)	Dr. Fattaey is not currently enrolled in our health plan. If Dr. Fattaey was enrolled in our health plan, then $29,757 would represent a payment of a portion of Dr. Fattaey’s COBRA premiums for up to 24 months.

(6)	Represents the value of that portion of each named executive officer’s in-the-money stock options that would accelerate upon a change in control, assuming such change in control occurred on December 31, 2017, after deducting the exercise price and based upon the $0.70 closing price of our common stock on the Nasdaq Global Market on December 29, 2017, the last trading day for the fiscal year ending 2017. Each named executive officer’s stock options have an exercise price which is greater than the closing price of our common stock on December 29, 2017. As noted above, pursuant to the terms of our stock incentive plans, unless otherwise provided in the applicable award agreement, at the time of a change in control, 50% of the then-unvested options become immediately exercisable. In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable.
(7)	Represents 9 months of salary based on Mr. Dentzer’s salary in effect for the 2017 fiscal year. Such amount will be paid ratably over a period of 9 months in accordance with the company’s then current payroll policies and practices
(8)	Represents an amount equal to one times the sum of (x) Mr. Dentzer’s salary in effect and (y) his target bonus for the 2017 fiscal year. Such amount will be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices
(9)	Represents a payment of a portion of Mr. Dentzer’s COBRA premiums for up to 9 months.
(10)	Represents a payment of a portion of Mr. Dentzer’s COBRA premiums for up to 12 months.
(11)	Represents 9 months of salary based on Dr. Tuck’s salary in effect for the 2017 fiscal year. Such amount will be paid ratably over a period of 9 months in accordance with the company’s then current payroll policies and practices.
(12)	Represents an amount equal to one times the sum of (x) Dr. Tuck’s salary in effect and (y) his target bonus for the 2017 fiscal year. Such amount will be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices.
(13)	Represents a payment of a portion of Dr. Tuck’s COBRA premiums for up to 9 months.
(14)	Represents a payment of a portion of Dr. Tuck’s COBRA premiums for up to 12 months.

Director Compensation

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2017:

Name	Fees Earned or Paid In Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Martyn D. Greenacre	$86,750	$167,688	$—	$254,438
Kenneth I. Kaitin, Ph.D.	67,750	167,688	—	235,438
Lori A. Kunkel, M.D.	45,000	167,688	—	212,688
Robert E. Martell, M.D., Ph.D.	59,750	167,688	—	227,438
James R. McNab, Jr. (3)	50,000	167,688	—	217,688
Kenneth J. Pienta, M.D. (4)	34,245	167,688	—	201,933
Marc Rubin, M.D.	80,250	167,688	—	247,938

(1)

The amounts in this column reflect the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2017 pursuant to our Second Amended and Restated 2010 Plan. Assumptions used in the calculation of these amounts are included in footnote 6 to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 8, 2018.
(2)	At December 31, 2017, each of our non-employee directors held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Stock Options
Martyn D. Greenacre	385,000
Kenneth I. Kaitin, Ph.D.	385,000
Lori A. Kunkel, M.D.	295,000
Robert E. Martell, M.D., Ph.D.	320,000
Marc Rubin, M.D.	345,000

(3)	Mr. McNab retired from the board on May 16, 2017 and the exercise period of his vested options was extended to May 15, 2018.
(4)	Dr. Pienta resigned from the board on October 5, 2017.

In January 2018, our board of directors took into consideration the results of the January 2017 benchmarking assessment, as well as the 2018 evaluation, and changed the retainer and meeting-based cash compensation policy to a retainer only compensation policy. Our directors are also entitled to reimbursements for reasonable, out-of-pocket expenses incurred in connection with attending board and/or committee meetings.

In recognition of the additional duties and responsibilities of the Chairman, Mr. Greenacre receives an annual retainer of $80,000. Non-employee directors other than Mr. Greenacre receive an annual retainer of $45,000. In addition, members of each of the following standing committees of the board are also paid the following additional annual retainers:

•	$10,000 Audit Committee;

•	$7,500 Compensation Committee;

•	$5,000 Nominating and Corporate Governance Committee; and

•	$5,000 Clinical Program Committee.

The chair of each of the following standing committees of the board are also paid, in addition to his or her retainer as a member of such committee, an additional annual retainer as follows:

•	$10,000 Audit Committee;

•	$7,500 Compensation Committee;

•	$5,000 Nominating and Corporate Governance Committee; and

•	$5,000 Clinical Program Committee.

Based on the results of the January 2017 benchmarking assessment and the 2018 evaluation, in January 2018 each of our non-employee directors received a restricted stock award of 185,000 shares of common stock. Such restricted stock awards vest and become exercisable as to 100% of the underlying shares on January 22, 2019, subject to the director’s continued service.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

We have entered into indemnification agreements with each of our non-employee directors. The indemnification provisions apply to each such director and state that we will indemnify him or her for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions. For a discussion of our indemnification arrangements with Dr. Fattaey, see “Indemnification of Executive Officers.” In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2017 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,567,369	$2.53	14,855,025	(1)
Equity compensation plans not approved by security holders	2,466,812	$1.82	N/A	(2)

Total	16,034,181	$2.42	14,855,025

(1)

Comprised of 5,502,567 shares available for grant under the Second Amended and Restated 2010 Stock Incentive Plan, and 9,352,458 shares available for sale under the 2010 Employee Stock Purchase Plan. The

2010 Employee Stock Purchase Plan was approved by our stockholders in June 2010 and was amended to increase the number of shares authorized for issuance thereunder to 10,000,000 shares at our 2017 annual meeting. The 2010 Stock Incentive Plan was approved by our stockholders in June 2010, the Amended and Restated 2010 Plan was approved by our stockholders in May 2013, an amendment to increase the number of shares authorized for issuance under the Amended and Restated 2010 Plan was approved by our stockholders in May 2015, and the Second Amended and Restated 2010 Plan was approved by our stockholders in May 2017.
(2)	Represents option awards granted to new employees, each as a material inducement to such employee’s acceptance of employment. Each such grant was approved by our compensation committee pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) and disclosed in a press release. Inducement option awards have an exercise price equal to the closing price of our common stock on the date of the grant. Typically, such inducement stock option awards vest with respect to 25% of the shares underlying the award on the first anniversary of the employee’s date of hire, and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2017, the members of our compensation committee were Dr. Kaitin, Dr. Martell and Dr. Rubin.

During the fiscal year ended December 31, 2017, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

Marc Rubin, M.D. (Chair)

Kenneth I. Kaitin, Ph.D.

Robert E. Martell, M.D., Ph.D.

PROPOSAL 2—APPROVAL OF THE THIRD AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

Introduction

We are asking our stockholders to approve an amendment and restatement of our Second Amended and Restated 2010 Stock Incentive Plan, or the Third Amended and Restated 2010 Plan, at the annual meeting of stockholders to, among other things, add an additional 11,950,000 shares under the plan. On April 6, 2010, our board of directors adopted the 2010 Stock Incentive Plan, which was approved by our stockholders at the June 3, 2010 annual meeting of stockholders. Up to 6,000,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) were reserved for issuance pursuant to awards granted under the 2010 Stock Incentive Plan. On March 28, 2013, our board of directors adopted the Amended and Restated 2010 Stock Incentive Plan, or the Amended and Restated 2010 Plan, whereby an additional 3,000,000 shares of our common stock were authorized to be issued under the 2010 Stock Incentive Plan, which was approved by our stockholders at the May 30, 2013 annual meeting of stockholders. As a result, up to 9,000,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) were reserved for issuance pursuant to awards granted under the Amended and Restated 2010 Plan. On March 19, 2015, our board of directors adopted an amendment to the Amended and Restated 2010 Stock Incentive Plan, whereby an additional 10,000,000 shares of our common stock were authorized to be issued under the Amended and Restated 2010 Plan, which was approved by our stockholders at the May 27, 2015 annual meeting of stockholders. As a result, up to 19,000,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) were reserved for issuance pursuant to awards granted under the amendment to the Amended and Restated 2010 Plan. On March 27, 2017, our board of directors adopted the Second Amended and Restated 2010 Stock Incentive Plan, or the Second Amended and Restated 2010 Plan, which was approved by our stockholders at the May 16, 2017 annual meeting of stockholders. The Second Amended and Restated 2010 Plan did not authorize any additional shares of our common stock for issuance under the plan, but, among other things, increased the limit on the maximum number of shares that may be issued per participant per calendar year under the plan from 1,000,000 to 3,500,000 and was amended to provide participants with full equity acceleration upon a termination of employment due to the participant’s death or disability.

As of March 19, 2018, Contingent Option Awards (as defined below under the heading “2018 Contingent Option Awards”) totaling 2,185,000 shares have been granted under our Second Amended and Restated 2010 Plan, subject to stockholder approval of the Third Amended and Restated 2010 Plan. Upon stockholder approval of the Third Amended and Restated 2010 Plan, these Contingent Option Awards will use 1,859,443 shares remaining available for issuance under the Second Amended and Restated 2010 Plan as of March 19, 2018 and an additional 325,557 from the new share request. Therefore, upon stockholder approval of the addition of 11,950,000 shares of our common stock under the Third Amended and Restated 2010 Plan, only 11,624,443 shares will remain available for future issuance.

As of March 19, 2018, stock options to purchase an aggregate of 17,433,722 shares of common stock were outstanding under all of our equity incentive plans in the aggregate with a weighted average exercise price of $2.22 and a weighted average remaining contractual life of 7.07 years. Also, as of March 19, 2018, 1,471,250 restricted stock awards were outstanding under all equity incentive plans in aggregate. No other awards were outstanding under any equity incentive plans. Upon stockholder approval of the Third Amended and Restated 2010 Plan, and giving effect to the Contingent Option Awards to purchase 2,185,000 shares of common stock outstanding as of March 19, 2019, there were stock options to purchase an aggregate of 19,618,722 shares of common stock outstanding under all of our equity incentive plans with a weighted average exercise price of $2.05 and a weighted average remaining contractual life of 7.4 years.

On March 6, 2018, our board of directors adopted, subject to stockholder approval, an amendment and restatement of our Second Amended and Restated 2010 Plan. If approved by our stockholders, the Third Amended and Restated 2010 Plan would, among other things:

•

Increase the Aggregate Share Limit. Our Second Amended and Restated 2010 Plan currently limits the aggregate number of shares of our common stock that may be issued pursuant to all awards granted under the Second Amended and Restated 2010 Plan to 19,000,000 shares (subject to adjustment in the event of stock splits and other similar events). The Third Amended and Restated 2010 Plan will increase this limit by an additional 11,950,000 shares so that the new aggregate share limit for the Third Amended and Restated 2010 Plan will be 30,950,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events).

•

Increase the Per Participant Limit. Our Second Amended and Restated 2010 Plan currently limits the maximum number of shares with respect to which awards may be granted per participant per calendar year under the plan to 3,500,000. The Third Amended and Restated 2010 Plan will increase this per participant limit to 6,000,000 shares.

•

Implement Limits on Awards to Non-Employee Directors. The Third Amended and Restated 2010 Plan includes a new limit of $400,000 on the aggregate compensation that can be paid by the company per calendar year to each individual non-employee director of the company, inclusive of cash compensation and the fair market value (determined for financial reporting purposes) of any equity awards.

•

Minimum Vesting for All Awards. The Third Amended and Restated 2010 Plan requires that all Awards granted to all participants in the plan on or after May 15, 2018 have a minimum vesting period of at least one year, unless the Award is granted in lieu of salary, bonus or other compensation earned by the participant, and, provided, that up to 5% of the maximum number of authorized shares available for issuance under the plan may be granted without regard to the minimum vesting limitations.

•	Extend the Term of the Second Amended and Restated 2010 Plan. The Third Amended and Restated 2010 Plan provides for a term that expires on May 14, 2028.

Based solely on the closing price of our common stock as reported on the Nasdaq Capital Market on March 19, 2018, and the maximum number of shares that would have been available for awards as of such date taking into account the proposed increase described herein, the maximum aggregate market value of the common stock that could potentially be issued under the Third Amended and Restated 2010 Plan is $8,485,843.

Why We Are Requesting Stockholder Approval of the Third Amended and Restated 2010 Plan

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the company by providing such persons with equity ownership opportunities and performance-based incentives. Our board believes that adding an additional 11,950,000 shares to the Third Amended and Restated 2010 Plan will provide sufficient shares for us to continue to grant meaningful long-term incentive compensation to our current and future employees through approximately 2019 (including the Contingent Option Awards), assuming that our employee base grows as we continue to advance our drug candidates and development programs.

Our ability to award meaningful long term incentive compensation under the Third Amended and Restated 2010 Plan is critical to secure, retain and incentivize talented service providers and to respond to market conditions and best practices. We operate in an extremely competitive environment with respect to the hiring and retention of qualified employees. As a result, our approach to compensation considers the full range of compensation techniques that enable us to compete with our peers to fully engage, attract and retain the highly skilled individuals required to support our business. Equity compensation is one of the critical components of our compensation package because it (i) develops a culture of ownership among our employees, (ii) aligns the interests of employees and non-employee directors with the interests of our other stockholders and (iii) preserves our cash resources. We believe that the addition of 11,950,000 shares of our common stock under the Third Amended and Restated 2010 Plan will allow us to continue to recruit leading professionals for key positions within our company as well as to retain and incentivize our current employees.

We strongly believe that the approval of the proposed share increase is instrumental to our ability to succeed. Accordingly, we are seeking stockholder approval of an increase in the number of shares issuable under our Third Amended and Restated 2010 Plan.

2018 Contingent Option Awards

On January 22, 2018, in connection with our annual compensation review, our compensation committee approved the grant of stock options to certain of our executive officers. These stock option grants, referred to as the Contingent Option Awards, were approved subject to and contingent upon approval by our stockholders of the Third Amended and Restated 2010 Plan. The Contingent Option Awards are intended to create further incentives for our executive officers to increase stockholder value over time through stock price growth, thereby aligning our executives’ interests with those of our stockholders. If the stockholders do not approve the Third Amended and Restated 2010 Plan, the Contingent Option Awards will be automatically cancelled and will have no further force or effect. Except as set forth in the table below, no directors, officers or employees have received Contingent Option Awards. The Contingent Option Awards are summarized below:

Name	Number of Shares Underlying January 2018 Contingent Option Awards (1)
Ali Fattaey, Ph.D. President and Chief Executive Officer	825,000
James E. Dentzer Chief Operating Officer and Chief Financial Officer	825,000
David Tuck, M.D. Senior Vice President and Chief Medical Officer	535,000
Total:	2,185,000

(1)

Such Contingent Option Awards were granted in connection with an annual review of executive compensation, have an exercise price per share equal to $0.69, the fair market value of our common stock on the date of grant, and shall become exercisable as to 25% of the shares underlying the award on January 22, 2019 and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, subject to the optionholder continuing to provide services to us on the applicable vesting date. Notwithstanding the foregoing, each such option will terminate and be forfeited if our stockholders do not approve the Third Amended and Restated 2010 Plan within 12 months after the grant date to, among other things, increase the number of shares authorized for issuance thereunder; and further provided that each such option will not be exercisable and no common stock will be issued thereunder before the approval of such Third Amended and Restated 2010 Plan by our stockholders. The stock options will terminate on January 21, 2028.

Burn Rate and Overhang

In developing our share request for the Third Amended and Restated 2010 Plan and analyzing the impact of utilizing equity on our stockholders, we considered both our “burn rate” and our “overhang,” which we consider to be important metrics of how our equity compensation program affects our stockholders.

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Compared to Institutional Shareholder Services’ GICS 3520 (Pharmaceuticals, Biotechnology & Life Sciences) companies and Russell 3000 benchmark (2018) of 7.08%, we have determined that our burn rate is lower than the typical biotechnology company. Set forth below is a table that reflects our burn rate for the 2017, 2016 and 2015 calendar years as well as the average over those years.

Calendar Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate (1)
2017	6,113,000	149,133,466	4.1%
2016	5,341,225	132,785,687	4.0%
2015	3,228,250	123,365,195	2.6%
Three-Year Average	4,894,158	135,094,783	3.6%

(1)	“Gross burn rate” is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding.

Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for the grant of future awards, divided by the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for the grant of future awards and (c) the common shares outstanding for the respective reporting period. As of March 19, 2018, there were 18,904,972 shares underlying all equity awards outstanding, 1,859,443 shares available for future award grants, and the common shares outstanding for the period ended March 19, 2018 was 165,628,371. Accordingly, our overhang at March 19, 2018 was 11.1%, excluding the Contingent Option Awards. If the additional 11,950,000 shares proposed to be authorized for grant under the Third Amended and Restated 2010 Plan are included in the calculation, our overhang would have been 16.5% at March 19, 2018, including the Contingent Option Awards.

Description of the Third Amended and Restated 2010 Plan

The following summary of the Third Amended and Restated 2010 Plan is qualified in its entirety by reference to the full text of the Third Amended and Restated 2010 Plan, as proposed, which is attached as Exhibit A to this Proxy Statement. If our stockholders do not approve the Third Amended and Restated 2010 Plan, the Second Amended and Restated 2010 Plan will remain in effect.

Number of Shares Available for Award

Up to 30,950,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Third Amended and Restated 2010 Plan, if approved by our stockholders.

The Third Amended and Restated 2010 Plan uses a “fungible share” concept under which each share of stock subject to awards granted as options and stock appreciation rights, or SARs, causes one share per share under the award to be removed from the available share pool, while each share of stock subject to awards granted as restricted stock, restricted stock units, other stock-based awards or performance awards where the price charged for the award is less than 100% of the fair market value of our common stock will cause 1.3 shares per share under the award to be removed from the available share pool. Shares covered by awards under the Third Amended and Restated 2010 Plan that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, become available for issuance pursuant to a new award and will be credited back to the pool at the same rates described above. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations are not available for issuance pursuant to new awards. Shares are subtracted for exercises of SARs using the proportion of the total SAR that is exercised, rather than the number of shares actually issued. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

Types of Awards

The Third Amended and Restated 2010 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and cash-based awards as described below.

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted only with an exercise price that is equal to or greater than the fair market value of the common stock on the date of grant, provided that if our board approves the grant of an option effective as of a future date, the exercise price may be not less than 100% of the fair market value on such future date. Under present law, incentive stock options granted to optionees holding more than 10% of the voting power of Curis may not have an exercise price that is less than 110% of the fair market on the date of grant. No option will provide for the payment or accrual of dividend equivalents. Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Curis). The Third Amended and Restated 2010 Plan permits the following forms of payment of the exercise price of options:

•	cash or check;

•

subject to certain conditions, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to us sufficient funds to pay the exercise price and any required tax withholding or delivery by the participant to us of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to us cash or a check sufficient to pay the exercise price and any required tax withholding;

•	subject to certain conditions, delivery of shares of common stock owned by the participant valued at their fair market value;

•	to the extent provided for in the applicable non-statutory stock option agreement or approved by the board in its sole discretion, by delivery of a notice of “net exercise” to us;

•	any other lawful means; or

•	any combination of these forms of payment.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the measurement price specified in the applicable SAR agreement. The measurement price may not be less than 100% of the fair market value on the date the SAR is granted; provided that if our board approves the grant of a SAR effective as of a future date, the measurement price may be not less than 100% of the fair market value on such future date. No SAR will provide for the payment or accrual of dividend equivalents. SARs may not be granted for a term in excess of 10 years. SARs may be granted independently or in tandem with an option. No SAR shall provide for the payment or accrual of dividend equivalents.

Restricted Stock Awards. Awards of restricted stock entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.

Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time such shares vest (or on a deferred basis) pursuant to the terms and conditions established by our board. To the extent a restricted stock unit award provides the recipient with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of common stock (referred to as “dividend equivalents”), the Third Amended and Restated 2010 Plan provides that such dividend equivalents must be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which such dividend equivalents are awarded.

Other Stock-Based Awards. Under the Third Amended and Restated 2010 Plan, our board has the right to grant other awards based upon the common stock having such terms and conditions as our board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future. Our board may also grant performance awards or cash-based awards. Any dividends or dividend equivalents with respect to other stock-based awards, cash-based awards or performance awards must be subject to the same restrictions on transfer and forfeitability as the award with respect to which such dividend equivalents are awarded.

Performance Conditions. The compensation committee may determine, at the time of grant, that an award of restricted stock, a restricted stock unit award or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria. Performance awards can also provide for cash payments of up to $1,000,000 per calendar year per individual. The performance criteria for each such award will be based on one or more of the following measures:

•

the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right;

•

the achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies;

•	the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development;

•	the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials;

•	the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets;

•	new product or service releases;

•	the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our board from time to time;

•

specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, and

•	achievement of balance sheet or income statement objectives or total stockholder return.

Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance peer group of entities or other external measures of the selected performance criteria and may be absolute in their terms or measured against, or in relationship to, other companies comparably, similarly or alternatively situated. Such performance goals may be adjusted to exclude any one or more of:

•	extraordinary items;

•	gains or losses on the dispositions of discontinued operations;

•	the cumulative effects of changes in accounting principles;

•	the writedown of any asset; and

•	charges for restructuring and rationalization programs.

Such performance goals may vary by participant and may be different for different awards; may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the compensation committee; and, to the extent the award was intended to qualify as performance-based compensation under Section 162(m) of the Code, are set by the compensation committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). To the extent the performance awards were intended to qualify as performance-based compensation under Section 162(m) of the Code, the compensation committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such award, and may not waive the achievement of the applicable performance measures except in the case of the participant’s death or disability or a change in control. We believe that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which would adversely affect us.

We note that though the Third Amended and Restated 2010 Plan retains provisions that relate to Section 162(m) of the Code, these provisions are, in large part, no longer relevant due to elimination of the “performance-based compensation” exception to the deduction limitation of Section 162(m) pursuant to tax legislation enacted in 2017 commonly known as the Tax Cuts and Jobs Act. Under the Third Amended and Restated 2010 Plan, the Board may, however, continue to make awards of restricted stock, restricted stock units, or other stock-based awards that will vest solely upon the achievement of specified performance criteria that are not intended to qualify for deduction under Section 162(m). Any such awards may be based on the performance criteria described above or other performance measures, may be subject to the adjustments described above or other adjustments, and may be set at the time, in each case, as the Board may determine.

Transferability of Awards

Except as our board may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant.

Eligibility to Receive Awards

Our employees, officers and directors, as well as consultants and advisors to us, are eligible to be granted awards under the Third Amended and Restated 2010 Plan. Under present law, however, incentive stock options may only be granted to our employees or those of our present or future parent or subsidiary corporations.

The maximum number of shares with respect to which awards may be granted to any participant under the Third Amended and Restated 2010 Plan may not exceed 6,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award and each share of common stock subject to an award (including each share of common stock subject to an award of restricted stock, a restricted stock unit award other stock-based award or performance award) shall be treated as one share.

The Third Amended and Restated 2010 Plan limits to $400,000 the aggregate compensation that the Company can pay per calendar year to each individual non-employee director of the Company, inclusive of cash compensation and the fair market value (determined for financial reporting purposes) of any equity awards.

Minimum Vesting Provisions

The Third Amended and Restated 2010 Plan requires that all Awards granted to all participants in the plan on or after May 15, 2018 have a minimum vesting period, whether by passage of time or achievement of performance metrics, of at least one year, unless the award is granted in lieu of salary, bonus or other compensation earned by the participant, provided that up to 5% of the maximum number of authorized shares available for issuance under the plan may be granted without regard to the minimum vesting provisions.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to stock awards that may be granted in the future to executive officers, directors and employees under the Third Amended and Restated 2010 Plan because awards under the Third Amended and Restated 2010 Plan are determined by our board of directors in its discretion. Accordingly, in lieu of providing the information regarding benefits that will be received under the Third Amended and Restated 2010 Plan, the following table sets forth information about equity-based awards granted under the Second Amended and Restated 2010 Plan during the last fiscal year ended December 31, 2017, to (i) each of our current named executive officers, (ii) all current executive officers as a group, (iii) all current non-employee directors as a group, (iv) all current non-executive officers and employees as a group, (v) each nominee for director, (vi) each associate of any director, executive officer or nominee for director, and (vii) each other current 5% holder or future 5% recipient.

Name and Position	Number of Shares Subject to Stock Options (#)
Ali Fattaey, Ph.D. President and Chief Executive Officer, Nominee for Director	1,000,000
James E. Dentzer Chief Operating Officer and Chief Financial Officer	650,000
David Tuck, M.D. Senior Vice President and Chief Medical Officer	534,000
Mani Mohindru, Ph.D. (1) Former Senior Vice President and Chief Strategy Officer	424,000
All Current Executive Officers as a Group (3 persons)	2,184,000
All Current Non-Employee Directors as a Group (5 persons)	600,000
All Current Non-Executive Officers and Employees as a Group (54 persons)	2,021,000
Ali Fattaey, Ph.D. Nominee for Director	(2)
Lori A. Kunkel, M.D. Nominee for Director	120,000
Each associate of any Director, Executive Officer, or Nominee for Director	—
Each Other Current 5% Holder or Future 5% Recipient	—

(1)	Dr. Mohindru resigned from her role as Senior Vice President and Chief Strategy Officer effective August 14, 2017.
(2)	See number of shares listed above for Dr. Fattaey.

Administration

The Third Amended and Restated 2010 Plan is administered by our board. Our board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Third Amended and Restated 2010 Plan and to interpret the provisions of the Third Amended and Restated 2010 Plan. Our board may construe and interpret the terms of the Third Amended and Restated 2010 Plan and any award agreements entered into under the Third Amended and Restated 2010 Plan. Pursuant to the terms of the Third Amended and Restated 2010 Plan, our board may, subject to certain limitations, delegate authority under the Third Amended and Restated 2010 Plan to one or more committees or subcommittees of our board. Discretionary awards to non-employee directors may be granted and administered only by our board or a committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Stock Market Marketplace Rules. Subject to certain limitations, the board may delegate to one or more officers the power to grant awards and to exercise such other powers under the Third Amended and Restated 2010 Plan as the board may determine.

Subject to any applicable limitations contained in the Third Amended and Restated 2010 Plan, our board or any committee to whom our board delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the common stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of common stock subject to any SAR, awards of restricted stock, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Adjustments for Changes in Common Stock and Certain Other Events

Our board is required to make appropriate adjustments in connection with the Third Amended and Restated 2010 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Third Amended and Restated 2010 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

•

any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

•	other transaction; or

•	our liquidation or dissolution.

In connection with a Reorganization Event, our board of directors or the compensation committee may take any one or more of the following actions as to all or any outstanding awards (other than restricted stock) on such terms as the board or compensation committee determines:

•	provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice, provide that all unexercised stock options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

•	provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

•

in the event of a Reorganization Event under the terms of which holders of our common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the Reorganization Event, or “Acquisition Price”, make or provide for a cash payment to an award holder equal to (i) the Acquisition Price times the number of shares of our common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (ii) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards;

•	provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

•	any combination of the foregoing.

Upon the occurrence of a Reorganization Event other than a liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock shall inure to the benefit of our successor and shall, unless our board of directors determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such restricted stock; provided, however, that our board of directors may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between us and a Third Amended and Restated 2010 Plan participant, either initially or by amendment. Upon the occurrence of a Reorganization Event involving a liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any restricted stock, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Unless otherwise provided for in the instrument evidencing any stock option or any other agreement between us and a Third Amended and Restated 2010 Plan participant, effective immediately prior to a “Change in Control Event” (as this term is defined in the Third Amended and Restated 2010 Plan), the vesting schedule of all options and awards of restricted stock then outstanding shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested and/or free from restrictions and conditions on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option or award of restricted stock, with one-half of the number of shares that would otherwise have become vested and/or free from restrictions and conditions on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such option and award of restricted stock shall be immediately exercisable in full and/or free from restrictions and conditions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the company or the Acquiring Corporation (as this term is defined in the Third Amended and Restated 2010 Plan) is terminated for Good Reason (as this term is defined in the Third Amended and Restated 2010 Plan) by the participant or is terminated without Cause (as this term is defined in the Third Amended and Restated 2010 Plan) by the company or the Acquiring Corporation.

Our board of directors may specify in an award at the time of grant the effect of a Change in Control Event on a SAR or other stock-based award.

Except as described above, our board of directors or the compensation committee may at any time after the grant date provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions or otherwise realizable in full or in part, as the case may be. However, if any participant terminates his or her employment with the company due to the participant’s death or disability, all awards held by the participant will automatically become fully vested, exercisable, or realizable.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the Third Amended and Restated 2010 Plan, subject, in the case of incentive stock options, to any limitations under the Code.

Substitute Awards

In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the Third Amended and Restated 2010 Plan. Substitute awards will not count against the overall share limit or any sublimits under the Third Amended and Restated 2010 Plan, except as may be required by the Code.

Restrictions on Repricing

Unless our stockholders approve such action (or it is appropriate under a change in capitalization, a reorganization event or a Change in Control Event), the Third Amended and Restated 2010 Plan provides that we may not:

•

amend any outstanding stock option or SAR granted under the Third Amended and Restated 2010 Plan to provide an exercise price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;

•

cancel any outstanding option or SAR (whether or not granted under the Third Amended and Restated 2010 Plan) and grant in substitution therefor new awards under the Third Amended and Restated 2010 Plan (other than as substitute awards as described above) covering the same or a different number of shares of common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;

•	cancel for cash any options or SARs that then have exercise or measurement prices per share above the fair market value of our common stock; or

•	take any other action that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Provisions for Foreign Participants

Our board of directors or the compensation committee may modify awards granted to participants who are foreign nationals or employed outside the United States, or establish subplans or procedures under the Third Amended and Restated 2010 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No award may be made under the Third Amended and Restated 2010 Plan after May 14, 2028 but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the Third Amended and Restated 2010 Plan; provided that, to the extent determined by the board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement, including amendments with regard to the prohibition on repricing or the minimum vesting provisions, will become effective until such stockholder approval is obtained.

Subject to certain limitations, the board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization and converting an incentive stock option to a non-statutory stock option.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Third Amended and Restated 2010 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the Third Amended and Restated 2010 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE THIRD AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

On March 6, 2018, our board of directors approved, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 225,000,000 shares to 337,500,000. Our Restated Certificate of Incorporation, as amended May 30, 2016 (the “Restated Certificate of Incorporation”), currently authorizes 225,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 165,628,371 shares of common stock and zero shares of preferred stock were outstanding as of March 19, 2018, the record date for our annual meeting. The proposed Certificate of Amendment would not increase or otherwise affect our authorized preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock.

A copy of the amendment to our Restated Certificate of Incorporation is attached as Exhibit B to this proxy statement. If our stockholders approve the proposal, subject to the discretion of the board, we will file the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable.

Purpose

Our board of directors believes that it is in the best interests of our company and our stockholders to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of common stock would enable the company, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	partnerships, collaborations and other similar transactions;

•	our equity incentive plans;

•	strategic investments; and

•	other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock following the increase of our authorized shares. However, the availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

As of March 19, 2018, the record date of our annual meeting, a total of 166,851,217 and 165,628,371 shares of common stock were issued and outstanding, respectively, and there were no shares of preferred stock issued or outstanding. As of March 19, 2018, there were an aggregate of 17,433,722 options outstanding to purchase common stock under our equity incentive plans. Additionally, an aggregate of 1,859,443 shares of common stock are reserved for future issuance under our Second Amended and Restated 2010 Stock Incentive Plan and 9,352,458 shares of common stock are reserved for issuance under our Amended and Restated 2010 Employee Stock Purchase Plan. Accordingly, out of the 225,000,000 shares of common stock authorized, 184,284,939 shares are issued or reserved for issuance and 11,211,901 authorized shares of common stock remain for future issuance.

Possible Effects of the Amendment

If the Certificate of Amendment of our Restated Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of our board of directors and without further stockholder approval, except as may be required by law or the rules of the Nasdaq Global Market on which our common stock is listed. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the company than they presently own.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATON IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

We are seeking stockholder approval for a proposal to adopt an amendment to our Restated Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of our issued common stock by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of our board of directors. As further described below, if this proposal is approved, our board of directors may determine to effect the Reverse Stock Split at any time prior to December 31, 2018 to the extent necessary in order to maintain our listing on the Nasdaq Global Market and may determine to effect such Reverse Stock Split promptly after the Annual Meeting if such stockholder approval is received.

The form of the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split is attached as Exhibit C to this proxy statement. Approval of the proposal would permit (but not require) our board of directors to effect the Reverse Stock Split by a ratio of not less than 1-for-3 and not more than 1-for-30 with the exact ratio to be set within this range as determined by our board of directors in its sole discretion, provided that the board of directors must determine to effect the Reverse Stock Split and such amendment must be filed with the Secretary of State of the State of Delaware no later than December 31, 2018. The exact ratio of the Reverse Stock Split will be determined by the board of directors prior to the effective time of the Reverse Stock Split and will be publicly announced by us prior to such effective time. We believe that enabling our board of directors to set the ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio of the Reverse Stock Split, if any, following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	the historical trading prices and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated or actual impact of the Reverse Stock Split on the trading price and trading volume for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed ratios for the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of our company and our stockholders.

The Reverse Stock Split would also proportionately reduce the number of authorized shares of common stock. The Reverse Split will not change the number of authorized shares of preferred stock. The Reverse Split will not change the par value of the common stock or the preferred stock.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our common stock is currently quoted on the Nasdaq Global Market under the symbol “CRIS”. The standards of the Nasdaq Global Market require us to maintain, among other things, a $1.00 per share minimum bid price in order to stay in compliance with listing requirements. On January 2, 2018, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market. We were provided with an initial period of 180 calendar days, or until July 2, 2018, to regain compliance with the minimum bid price requirement. If at any time before July 2, 2018, the bid price for our common stock closes at or above $1.00 per share for a minimum of 10 consecutive trading days, we may be eligible to regain compliance with the minimum bid price requirement. However, under certain circumstances Nasdaq could require that the bid price exceed $1.00 for more than ten consecutive trading days before determining that we comply with Nasdaq’s continued listing standards. We may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Global Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, our board of directors may determine to effect the Reverse Stock Split to the extent necessary in order to maintain our listing on the Nasdaq Global Market.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per-share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The Reverse Split will also proportionately reduce the number of shares of common stock that our board of directors is authorized to issue under our certificate of incorporation.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our board of directors, in its sole discretion, provided that in no event shall the filling of the certificate of amendment effecting the Reverse Stock Split occur after December 31, 2018. In addition, our board of directors reserves the right, notwithstanding stockholder approval of this Proposal 4 and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, or, in the event that the amendment is not effective until a later time, such later time, our board of directors, in its sole discretion, determines that it is no longer in our company’s best interests and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware on or before December 31, 2018, our board of directors will be deemed to have abandoned the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our board of directors, a minimum of every three and a maximum of every 30 shares of issued common stock will be combined into one new share of common stock. Based on 165,628,371 shares of common stock outstanding as of March 19, 2018, the record date for our annual meeting, immediately following the Reverse Stock Split we would have approximately 55,209,457 shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-3, and 5,520,945 shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-30. Any other ratio selected within such range would result in a number of shares of common stock outstanding of between 5,520,945 and 55,209,457 shares.

The actual number of shares issued and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the ratio for the Reverse Stock Split that is ultimately determined by our board of directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in our company, except that, as described below under “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

For purposes of implementing the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on our transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a periodic statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take further action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate(s) (“Old Certificate(s)”) for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of our common stock resulting from the Reverse Stock Split. Stockholders of record upon the effective time of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent, Computershare. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares held in book-entry form. Your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries. Accordingly, you must exchange your Old Certificate(s) in order to effect transfers or deliveries of your shares.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to our transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents our transfer agent may specify, our transfer agent will have its records adjusted to reflect that the shares represented by such Old Certificate(s) are held in book-entry form in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of whole shares of our common stock resulting from the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent, customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Any stockholder who wants to continue holding certificated shares may request new certificate(s) from our transfer agent.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders of record and stockholders who hold their shares through a bank, broker, custodian or other nominee who would otherwise hold fractional shares of our common stock as a result of the Reverse Stock Split will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. Each such stockholder will be entitled to receive an amount in cash equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the average of the high and low trading prices of our common stock on the Nasdaq Global Market during regular trading hours for the five trading days immediately preceding the effective time of the Reverse Stock Split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests resulting from the Reverse Stock Split that are not timely claimed after the effective time in accordance with applicable law may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee Plans, Options and Restricted Stock Awards

Pursuant to the various instruments governing our then outstanding restricted stock and stock option awards to purchase common stock, in connection with any Reverse Stock Split, our board of directors will reduce the number of shares of common stock issuable upon the exercise of such restricted stock awards and stock options in proportion to the ratio of the Reverse Stock Split and proportionately increase the exercise price of our outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards and stock options will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

Accounting Matters

The amendment to our Restated Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders of our common stock. This discussion is based on the Internal

Revenue Code of 1986, as amended, or “the Code,” U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, which we refer to as “the IRS”, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:

•	Financial institutions;

•	Insurance companies;

•	Real estate investment trusts;

•	Regulated investment companies;

•	Grantor trusts;

•	Tax-exempt organizations;

•	Dealers or traders in securities or currencies;

•

Stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; or

•	Stockholders who actually or constructively own 10% or more of our voting stock.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The proposed Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock surrendered (reduced by the amount of such basis that is allocated to any fractional share of our common stock). The U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered to shares of received in a recapitalization. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our common stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year. No gain or loss will be recognized by us as a result of the proposed Reverse Stock Split.

Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of our common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATON TO EFFECT THE REVERSE STOCK SPLIT DESCRIBED ABOVE IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

We held our most recent “say-on-pay” advisory stockholder vote on the compensation of our executive officers at the May 2017 annual meeting. This advisory vote was supported by our stockholders with 97.12% of the voted shares voting “for” such proposal. No specific component of our executive compensation program was altered based on the results of the May 2017 say-on-pay vote by our stockholders.

Our executive compensation programs are designed to attract and retain key executive officers critical to our long-term success, to recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility, as well as to align our executive officers’ incentives with stockholders’ interests.

The “Executive and Director Compensation and Related Matters” section of this proxy statement beginning on page 25, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the fiscal year ended December 31, 2017.

Our board of directors is asking stockholders to approve, on an advisory basis, a non-binding vote on the following resolution:

RESOLVED, that the compensation paid to Curis’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), creates or implies any change to our fiduciary duties or those of our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS PROPOSAL.

PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS CURIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018 IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

The board knows of no other business that will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2019 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2019 annual meeting of stockholders, including with respect to the nomination of directors, must be submitted to our secretary at our offices, 4 Maguire Road, Lexington, MA 02421, no later than December 4, 2018.

If a stockholder of Curis wishes to present a proposal at the 2019 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, including with respect to the nomination of directors, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2019 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2019 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2019 annual meeting has not yet been established, but assuming it is held on May 15, 2019, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2019 annual meeting would need to be provided to our secretary no earlier than February 14, 2019, and no later than March 16, 2019. If a stockholder fails to provide timely notice of a proposal to be presented at the 2019 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2017, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2017 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 4 Maguire Road, Lexington, MA 02421, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2017 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Exhibit A

CURIS, INC.

THIRD AMENDED AND RESTATED

2010 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”) of Curis, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7), Other Stock-Based Awards and Cash-Based Awards (each as defined in Section 8).

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by the Board or a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules (the “Independent Committee”).

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to 30,950,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Fungible Share Pool. Subject to adjustment under Section 10, any Award that is not a Full-Value Award shall be counted against the share limit specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limit specified in Section 4(a)(1) as 1.3 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Award of Restricted Stock, Restricted Stock Unit Award, Other Stock-Based Award or Performance Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.3 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.3 shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sublimits.

(1) Per-Participant Limit. Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 6,000,000 per calendar year. For purposes of the foregoing limit, (i) the combination of an Option in tandem with an SAR shall be treated as a single Award and (ii) each share of Common Stock subject to an Award (including each share of Common Stock subject to a Full-Value Award) shall be treated as one share. The per participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Non-Employee Directors. The maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of Common Stock subject to Awards granted in any calendar year to any individual non-employee director, together with the amount of any cash compensation paid to any such individual non-employee director in such calendar year, shall not exceed $400,000 in the aggregate.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(d) Minimum Vesting Limitations for All Awards. Subject to Section 11(h), no Award granted on or after May 15, 2018 to any Participant shall vest, either by passage of time or achievement of performance, earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Curis, Inc., any of Curis, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.”

The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) per share of Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. “Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or (2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 10, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 10, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.

(f) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7. Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock. Any Dividend Equivalents must be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which such Dividend Equivalents are awarded.

8. Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto. Any Dividend Equivalents with respect to Other Stock-Based Awards or Cash-Based Awards must be subject to the same restrictions on transfer and forfeitability as the Awards with respect to which such Dividend Equivalents are awarded.

9. Performance Awards.

(a) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9(a) (“Performance Awards”). Subject to Section 9(d), no Performance Awards shall vest prior to the first anniversary of the date of grant. Performance Awards can also provide for cash payments of up to $1.0 million per calendar year per individual.

(b) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of any combination of the following: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings and (ix) achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures, may be subject to these or other adjustments, and may be set at the time, in each case, as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation. Any Dividends and/ or Dividend Equivalents with respect to Performance Awards must be subject to the same restrictions on transfer and forfeitability as the Awards with respect to which such Dividends and/or Dividend Equivalents are awarded.

10. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and

(ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 10(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c) Change in Control Events.

(1) Definitions.

(A) A “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company.

(B) “Good Reason” shall mean any significant diminution in the Participant’s duties, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any material reduction in the base compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination of employment occurs within six months following the Company’s receipt of such notice.

(C) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company.

(2) Effect on Options. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the Acquiring Corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the Acquiring Corporation.

(3) Effect on Restricted Stock Awards. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, the vesting schedule of all Restricted Stock Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the Acquiring Corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the Acquiring Corporation.

(4) Effect on SARs and Other Stock-Based Awards. The Board may specify in an Award at the time of the grant the effect of a Change in Control Event on any SAR and Other Stock-Based Award.

(5) Section 409A. The definition of Change in Control Event for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Section 409A of the Code when the Award is subject to Section 409A. Accordingly, no Change in Control Event will be deemed to provide for acceleration of payment with respect to a transaction or event described in this Section 10(c) unless the transaction or event would constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Section 409A of the Code. If the transaction or event described in this Section 10(c) would not constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Section 409A of the Code, then, in connection with such transaction or event, Awards that are subject to Section 409A will be treated as provided under Section 10(b).

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous (i.e., not for value) transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. Notwithstanding anything herein to the contrary, upon a termination or cessation of employment or other status of the Participant due to the Participant’s death or disability, all awards held by such Participant shall automatically become fully vested, exercisable or realizable, as the case may be. Except as described in the preceding sentence, the Board shall determine the effect on an Award of any termination or cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings or Sections 4(d) and 9(a) with respect to the vesting of Awards, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time after the grant date provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after May 14, 2028, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. If and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Exhibit B

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CURIS, INC.

Curis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    That the Board of Directors of the Corporation has duly adopted resolutions authorizing and approving an amendment to the Restated Certificate of Incorporation of the Corporation to (i) increase the number of authorized shares of capital stock of the Corporation and (ii) increase the number of authorized shares of Common Stock of the Corporation.

SECOND:    That the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by the Board of Directors and holders of a majority of the outstanding stock of the Corporation entitled to vote thereon.

THIRD:    That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH: The Corporation is authorized to issue two classes of capital stock, one of which is designated as common stock, $.01 par value per share (“Common Stock”), and the other of which is designated as preferred stock, $.01 par value per share (“Preferred Stock”). The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 342,500,000 shares, consisting of 337,500,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as set forth in Section (b) of this Article FOURTH. The following is a statement of the designations and the powers, preferences and rights of, and the qualifications, limitations or restrictions applicable to, each class of capital stock of the Corporation.”

B-1

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [                ] day of [                ], 2018.

By:	Ali Fattaey, Ph.D.
Title:	President and Chief Executive Officer

B-2

Exhibit C

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CURIS, INC.

Curis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    That the Board of Directors of the Corporation has duly adopted resolutions authorizing and approving an amendment to the Restated Certificate of Incorporation of the Corporation to (i) increase the number of authorized shares of capital stock of the Corporation and (ii) increase the number of authorized shares of Common Stock of the Corporation.

SECOND:    That the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by the Board of Directors and holders of a majority of the outstanding stock of the Corporation entitled to vote thereon.

THIRD:    That upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Restated Certificate of Incorporation is hereby amended by adding the following two paragraphs as the first two paragraphs of such Article FOURTH:

“Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[        ] reverse stock split of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), shall become effective, pursuant to which each [        ] shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 par value per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

*    *    *

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this [        ] day of [                ], 2018.

By:	Ali Fattaey, Ph.D.
Title:	President and Chief Executive Officer

CURIS, INC. 4 MAGUIRE ROAD LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40710-P02075 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURIS, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of our Class I directors	☐	☐	☐

Nominees:

01) Ali Fattaey, Ph.D.
02) Lori A. Kunkel, M.D.

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To approve the Third Amended and Restated 2010 Stock Incentive Plan to reserve up to an additional 11,950,000 shares of Common Stock for issuance under the plan to provide for certain other amendments.						☐	☐	☐

3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 225,000,000 to 337,500,000.						☐	☐	☐

4.	To approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-3 and not more than 1-for-30, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors.						☐	☐	☐

5.	To approve an advisory vote on executive compensation.						☐	☐	☐

6.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and giving full title.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held May 15, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND

SHOULD BE RETURNED AS SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E40711-P02075

CURIS, INC.

Annual Meeting of Stockholders

May 15, 2018 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Ali Fattaey and James E. Dentzer, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Tuesday, May 15, 2018, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSALS 2, 3, 4, 5 AND 6 IS RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side